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Exhibit 10(a)

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

among

HAGGAR CLOTHING CO.,
a Nevada corporation,

HAGGAR CORP.,
a Nevada Corporation,

JPMORGAN CHASE BANK,
individually and as Agent,

COMERICA BANK,
as a documentation agent,

GUARANTY BANK,
as a documentation agent

and

THE BANKS LISTED HEREIN

J.P. MORGAN SECURITIES INC.,
as sole bookrunner and sole lead arranger

dated as of
13 June 2002

Table of Contents

		Page #
ARTICLE 1.	DEFINITIONS	1
1.1.	DEFINITIONS	1
1.2.	GENDER AND NUMBER	13
1.3.	REFERENCES TO AGREEMENT	13
ARTICLE 2.	THE CREDITS	13
2.1.	ADVANCES AND LETTERS OF CREDIT	13
2.2.	USE OF PROCEEDS	14
2.3.	OPTIONAL PRINCIPAL PAYMENTS	14
2.4.	REDUCTION OR TERMINATION OF COMMITMENTS	14
2.5.	FEES	14
2.6.	METHODS OF BORROWING AND APPLICATION AND ISSUANCE OF LETTERS OF CREDIT	15
2.7.	METHOD OF SELECTING RATE OPTIONS AND INTEREST PERIODS: CALCULATION OF INTEREST	17
2.8.	BORROWING BASE AND BORROWING BASE CERTIFICATE	18
2.9.	METHOD OF PAYMENT	18
2.10.	NOTES, TELEPHONIC NOTICES	19
2.11.	INTEREST PAYMENT DATES, INTEREST BASIS	19
2.12.	MANDATORY PRINCIPAL PAYMENTS	20
2.13.	NOTIFICATION OF LOANS, INTEREST RATES, PREPAYMENTS AND COMMITMENT REDUCTIONS	20
2.14.	MAXIMUM INTEREST, HIGHEST LAWFUL RATE	20
2.15.	INTEREST RECAPTURE	21
ARTICLE 3.	CHANGE IN CIRCUMSTANCES; INDEMNIFICATION	21
3.1.	YIELD PROTECTION	21
3.2.	AVAILABILITY OF INTEREST RATE	22
3.3.	DISCRETION OF BANKS AS TO MANNER OF FUNDING	22
3.4.	FAILURE TO PAY OR BORROW ON CERTAIN DATES	22
3.5.	BANK CERTIFICATES, SURVIVAL OF INDEMNITY	23
ARTICLE 4.	CONDITIONS PRECEDENT	23
4.1.	AMENDMENT AND RESTATEMENT	23
4.2.	EACH ADVANCE	24
ARTICLE 5.	REPRESENTATIONS AND WARRANTIES	25
5.1.	CORPORATE EXISTENCE AND AUTHORITY	25
5.2.	COMPLIANCE WITH LAWS	25
5.3.	LITIGATION	25
5.4.	COMPLIANCE WITH LAWS AND CONTRACTS	25
5.5.	FINANCIAL STATEMENTS	26
5.6.	MATERIAL ADVERSE EFFECT	26
5.7.	TAXES	26
5.8.	GOVERNMENT REGULATION	26
5.9.	PROPERTIES, LIENS	26
5.10.	LEASES	26

i

5.11.	SUBSIDIARIES	26
5.12.	ERISA	26
5.13.	DEFAULTS	27
5.14.	ACCURACY OF INFORMATION	27
5.15.	USE OF PROCEEDS, MARGIN STOCK	27
5.16.	NO FINANCING OF CORPORATE TAKEOVERS	27
5.17.	INSIDER	27
ARTICLE 6.	AFFIRMATIVE COVENANTS	27
6.1.	FINANCIAL REPORTING	28
6.2.	USE OF PROCEEDS	28
6.3.	NOTICE OF DEFAULT, ETC	28
6.4.	TAXES	28
6.5.	PAYMENT AND PREPAYMENT OF OBLIGATIONS	29
6.6.	MAINTENANCE OF CORPORATE EXISTENCE, ASSETS, BUSINESS AND INSURANCE	29
6.7.	INSPECTION	29
6.8.	COMPLIANCE WITH LAW	29
6.9.	ERISA COMPLIANCE	29
ARTICLE 7.	NEGATIVE COVENANTS	30
7.1.	LIENS	30
7.2.	LINES OF BUSINESS	30
7.3.	INDEBTEDNESS	30
7.4.	MERGERS AND ACQUISITIONS	30
7.5.	AFFILIATES	31
7.6.	FIXED CHARGE REQUIREMENT	31
7.7.	FUNDED DEBT LIMITATION	31
7.8.	NET WORTH	31
7.9.	INVENTORY TURN	31
7.10.	SALE OF ASSETS	31
7.11.	SUBSIDIARIES	32
7.12.	FOREIGN SUBSIDIARIES	32
7.13.	DISTRIBUTIONS	32
7.14.	INTERCOMPANY INDEBTEDNESS	32
7.15.	CAPITAL EXPENDITURES LIMITATION	33
7.16.	SWAP AGREEMENTS	33
7.17.	RESTRICTIVE AGREEMENTS	33
ARTICLE 8.	DEFAULTS	34
8.1.	REPRESENTATION OR WARRANTY	34
8.2.	NONPAYMENT	34
8.3.	PREPAYMENT	34
8.4.	COVENANTS	34
8.5.	OTHER	34
8.6.	MATERIAL INDEBTEDNESS	34
8.7.	INSOLVENCY	34
8.8.	RECEIVER	35
8.9.	APPROPRIATION	35
8.10.	JUDGMENTS	35

8.11.	ERISA	35
8.12.	MATERIAL AGREEMENT	35
8.13.	CHANGE IN CONTROL	35
ARTICLE 9.	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	35
9.1.	REMEDIES UPON-DEFAULT	35
9.2.	REMEDIES UPON UNMATURED DEFAULT	36
9.3.	AMENDMENTS AND WAIVERS	36
9.4.	PRESERVATION OF RIGHTS	37
9.5.	PERFORMANCE BY AGENT OR BANKS	37
9.6.	RIGHTS OF SETOFF	37
9.7.	REMEDIES CUMULATIVE, CONCURRENT AND NON-EXCLUSIVE	37
ARTICLE 10.	GENERAL PROVISIONS	38
10.1.	BENEFIT OF AGREEMENT	38
10.2.	ASSIGNMENTS AND PARTICIPATIONS	38
10.3.	SURVIVAL OF REPRESENTATIONS	41
10.4.	GOVERNMENT REGULATION	41
10.5.	TAXES	41
10.6.	CHOICE OF LAW	42
10.7.	HEADINGS	42
10.8.	ENTIRETY; WRITTEN AGREEMENT	42
10.9.	ACCOUNTING	42
10.10.	SEVERAL OBLIGATIONS	42
10.11.	EXPENSES; INDEMNIFICATION	42
10.12.	SEVERABILITY	43
10.13.	CHOICE OF FORUM	43
10.14.	REVOLVING CREDIT	43
ARTICLE 11.	THE AGENT	43
11.1.	APPOINTMENT AND POWERS	43
11.2.	POWERS	43
11.3.	POSSESSION OF INSTRUMENTS BY THE AGENT	44
11.4.	DEBTOR-CREDITOR RELATIONSHIP	44
11.5.	GENERAL IMMUNITY	44
11.6.	NO RESPONSIBILITY FOR LOANS, RECITALS, ETC	44
11.7.	RIGHT TO INDEMNITY	44
11.8.	ACTION ON INSTRUCTIONS OF THE BANKS	45
11.9.	EMPLOYMENT OF THE AGENT AND COUNSEL	45
11.10.	RELIANCE ON DOCUMENTS; COUNSEL	45
11.11.	MAY TREAT PAYEE AS OWNER	45
11.12.	THE AGENT'S REIMBURSEMENT	45
11.13.	RIGHTS AS A BANK	45
11.14.	BANK CREDIT DECISION	45
11.15.	SUCCESSOR AGENT	45
11.16.	DISTRIBUTION OF INFORMATION	46
11.17.	NON-ADVANCING BANKS	46
11.18.	BENEFIT OF THE BANKS	46
11.19.	DOCUMENTATION AGENTS	47

ARTICLE 12.	RATABLE PAYMENTS	47
12.1.	RATABLE PAYMENTS	47
ARTICLE 13.	NOTICES	47
13.1.	NOTICE	47
ARTICLE 14.	COUNTERPARTS	48
ARTICLE 15.	AMENDMENT AND RESTATEMENT	48

INDEX TO SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1	—	Current Members of the Boards of Directors of Haggar and the Company
Schedule 2	—	Existing Standby Letters of Credit
Schedule 3	—	Domestic and Foreign Subsidiaries
Schedule 4	—	Commitments
Schedule 5	—	Addresses for Notices
Schedule 6	—	Existing Indebtedness

EXHIBITS

Exhibit A	—	Form of Borrowing Base Certificate
Exhibit C	—	Form of Note
Exhibit D	—	Compliance Certificate

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        This Second Amended and Restated Credit Agreement is entered into as of June 13, 2002, by and among Haggar Clothing Co., a Nevada corporation, Haggar Corp., a Nevada corporation, the Banks listed on the signature pages of this Agreement and JPMorgan Chase Bank (formerly The Chase Manhattan Bank who was successor in interest by merger to Chase Bank of Texas, National Association who was formerly Texas Commerce Bank National Association), individually and as Agent for the Banks.

RECITALS

        A.    Haggar Clothing Co., Haggar Corp., Texas Commerce Bank National Association (now JPMorgan Chase Bank) and certain other lenders entered into that certain First Amended and Restated Credit Agreement dated as of September 18, 1996 (as amended or otherwise modified by that certain First Amendment to First Amended and Restated Credit Agreement dated as of December 31, 1996, that certain Second Amendment to First Amended and Restated Credit Agreement dated as of June 30, 1997, that certain Third Amendment to First Amended and Restated Credit Agreement dated as of December 15, 1997, that certain Fourth Amendment to First Amended and Restated Credit Agreement dated as of June 30, 1998, that certain Fifth Amendment to First Amended and Restated Credit Agreement dated as of December 29, 1998, that certain Sixth Amendment to First Amended and Restated Credit Agreement dated as of May 28, 1999, that certain Seventh Amendment to First Amended and Restated Credit Agreement dated as of February 18, 2000, that certain Eighth Amendment to First Amended and Restated Credit Agreement dated as of May 11, 2001, that certain Ninth Amendment to First Amended and Restated Credit Agreement dated as of January 9, 2002 and that certain Master Assignment and Assumption Agreement dated as of June 13, 2002, the "Prior Agreement").

        B.    The Parties desire to amend the Prior Agreement and restate it in its entirety as hereinafter provided.

        In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, and subject to the terms of all the Loan Documents, the Parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

          1.1.    Definitions.    As used in this Agreement, the following terms shall have following meanings:

        "Advance" means a Eurodollar Advance, a Fixed CD Rate Advance or a Floating Rate Advance.

        "Affiliate" means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with any other Person. A Person shall be deemed to control another Person if the controlling Person owns ten percent (10%) or more of any class of stock of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

        "Agent" means JPMorgan Chase Bank, formerly The Chase Manhattan Bank (who was the successor in interest by merger to Chase Bank of Texas, National Association, who was formerly known as Texas Commerce Bank National Association), and any successor Agent appointed pursuant to Section 11.15.

        "Agreement" means this Second Amended and Restated Credit Agreement, as it may be further amended or modified from time to time.

        "Alternate Base Rate" means, for any date, a rate per annum (rounded upwards, if necessary, to the next higher 1/100%) equal to the greater of (a) the Prime Rate in effect on such day or (b) the Fed Funds Rate in effect for such day plus one-half percent (1/2%). Any change in the Alternate Base Rate due to a change in the Prime Rate or the Fed Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Fed Funds Rate. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Fed Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Alternate Base Rate shall be the Prime Rate until the circumstances giving rise to such inability no longer exist.

        "Application" means any Application and Agreement for Letter of Credit delivered to the Agent for or in connection with any Letter of Credit, and substantially in the form of JPMorgan Chase Bank's then most recent standard form.

        "Assessment Rate" means, for any CD Interest Period, the net assessment rate per annum payable to the Federal Deposit Insurance Corporation (or any successor) for the insurance of domestic deposits of the Agent, in its capacity as a Bank, during the calendar year in which the first day of such CD Interest Period falls, as reasonably estimated by the Agent on the first day of such CD Interest Period.

        "Authorized Officer" means the Chief Executive Officer, President, Chief Financial Officer, any Senior Vice President of Finance, any Vice President of Finance or the Treasurer, in each case acting singly.

        "Banks" means the banks listed on Schedule 4 of this Agreement (including JPMorgan Chase Bank in its capacity as a Bank but not in its capacity as the Agent), and their respective successors and assigns.

        "Base Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Eurodollar Interest Period, as the rate for dollar deposits with a maturity comparable to such Eurodollar Interest Period. In the event that such rate is not available at such time for any reason, then the "Base Eurodollar Rate" with respect to such Eurodollar Advance for such Eurodollar Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Eurodollar Interest Period.

        "Base Fixed CD Rate" means, with respect to a Fixed CD Rate Advance for the relevant CD Interest Period, the rate determined by the Agent as the prevailing bid rate for the purchase at face value at or before 10:00 a.m. (Dallas, Texas time) on the first day of such CD Interest Period by three (3) certificate of deposit dealers in New York, New York of recognized standing selected by the Agent (or its Affiliates) of certificates of deposit of the Agent in the approximate amount of such Fixed CD Rate Advance and having a maturity approximately equal to such CD Interest Period.

        "Borrowing Base" means an amount calculated as of the last day of each fiscal month, equal to the sum of (i) eighty percent (80%) of Eligible Receivables, and (ii) fifty percent (50%) of Eligible Inventory (each of (i) and (ii) as determined pursuant to the most recent Borrowing Base Certificate delivered by the Company to the Agent pursuant to Sections 2.8 or 6.1(d)); provided however, that the portion of the Borrowing Base attributable to Eligible Inventory shall not be greater than sixty percent (60%) of the Total Commitments.

        "Borrowing Base Availability" means at any time the amount by which the Borrowing Base exceeds the sum of the principal amount of all outstanding Advances.

        "Borrowing Base Certificate" means a certificate substantially in the form of Exhibit A to this Agreement, duly executed by the Chief Financial Officer of the Company.

        "Borrowing Base Deficiency" means the amount, if any, by which the sum of the outstanding principal balance of all Notes exceeds the Borrowing Base in effect on such date.

        "Borrowing Date" means a date, which shall be a Business Day, on which an Advance is made hereunder.

        "Business Day" means (a) with respect to borrowing, payment or rate selection of Eurodollar Advances, a day on which banks are open for business in Dallas, Texas and London, England and on which dealings in U.S. Dollars are carried on in the interbank Eurodollar market where Agent (or its Affiliates) conducts foreign exchange and currency operations, and (b) for all other purposes, a day on which banks are open for business in Dallas, Texas, and New York, New York.

        "Capital Expenditures" means capital expenditures according to GAAP less the amount thereof financed by any long-term Indebtedness, the terms of which are acceptable to the Banks.

        "Capitalized Lease Obligations" means any obligation, as lessee or guarantor, to pay rent under a lease of real or personal property, which obligation is required to be capitalized on a balance sheet of the lessee or guarantor prepared in accordance with GAAP. As used herein, a principal payment on a Capitalized Lease Obligation shall mean the portion of any payment which is treated as a principal payment on the financial statements of the lessee or guarantor, prepared in accordance with GAAP.

        "CD Interest Period" means, with respect to a Fixed CD Rate Advance, a period of thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days (and, if all of the Banks elect in their sole discretion to offer a longer period, then a longer period of days) commencing on a Business Day selected by the Company pursuant to Section 2.7; provided that in no event shall any CD Interest Period extend beyond the Termination Date. If such CD Interest Period would end on a day that is not a Business Day, such CD Interest Period shall end on the next succeeding Business Day.

        "CD Margin" means (a) on the Effective Date, one and three-fourths (1 3/4%) per annum, (b) at any time when the Funded Debt Ratio is equal to or less than 1.50 to 1, one and three-eighths percent (1 3/8%) per annum, (c) at any time when the Funded Debt Ratio is greater than 1.50 to 1 but less than or equal to 2.00 to 1, one and five-eighths percent (1 5/8%) per annum, (d) at any time when the Funded Debt Ratio is greater than 2.00 to 1 but less than or equal to 2.50 to 1, one and three-fourths (1 3/4%) per annum, and (e) at any time when the Funded Debt Ratio is greater than 2.50 to 1, one and seven-eighths percent (1 7/8%) per annum. Each adjustment to the previously calculated or effective CD Margin shall be effective five (5) Business Days following the Agent's receipt of the reports to be delivered by the Company pursuant to Sections 6.1 (a), (b) and (c).

        A "Change in Control" shall be deemed to have occurred in any of the following:

          (a)  if, at any time, any one (1) Person or any one (1) group (within the meaning of Rule 13d-5 promulgated by the Securities and Exchange Commission as in effect on the date hereof), other than a Person or group consisting of (A) Existing Shareholders or their Affiliates, (B) members of the Family Group, or (C) Persons who/which are not required to file a Schedule 13D by virtue of Rule 13d-l(b)(l) promulgated by the Securities and Exchange Commission, shall own, directly or—indirectly, beneficially or of record, in the aggregate shares representing more than twenty percent (20%) of the voting power represented by the issued and outstanding capital stock of the Company or Haggar or which upon the occurrence of an event or passage of time or both could be converted into or could exercise twenty percent (20%) of such aggregate voting power; or

          (b)  if, at any time, the individuals who are members of the Board of Directors of Haggar or the Company, respectively, as of the date of this Agreement, being those individuals listed in Schedule 1 attached hereto, or any lesser combination thereof or any individuals nominated thereby, do not constitute a majority of the respective Boards of Directors of Haggar or the Company.

        "Chief Financial Officer" means the officer of the Company or other entity designated as such, or in absence of such designation, the President, Chief Executive Officer or Senior Vice President—Finance of the same.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Commitment" means, for any Bank, the amount set forth opposite such Bank's name on Schedule 4 hereto or in the most recent assignment executed by such Bank pursuant to Section 10.2, as such amount may be reduced pursuant to Section 2.4. "Commitments" means the aggregate of such amounts for all of the Banks.

        "Company" means Haggar Clothing Co., a Nevada corporation.

        "Company Group" means, at any time, Haggar, the Company, and their respective Subsidiaries.

        "Compliance Certificate" means a certificate substantially in the form of Exhibit C to this Agreement and Annexes thereto, duly executed by the Chief Financial Officer of the Company.

        "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code.

        "Dated Invoice" means an invoice having an effective date later than the date of the sale and delivery of the Inventory or services giving rise to such invoice.

        "Debtor Relief Laws" means the Bankruptcy Code of the United States, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

        "Default" means an event described in Article 8.

        "Default Rate" means the lesser of (a) the Highest Lawful Rate or (b) the Alternate Base Rate plus five percent (5%) per annum.

        "Distributions" of any Person means, with respect to any stock issued by such Person: (a) the retirement, redemption, purchase or other acquisition for value of any such stock (other than pursuant to contractual obligations existing as of the Effective Date to repurchase the outstanding shares of the stock of Haggar from any holder thereof which is an officer, director or employee of any member of the Company Group), (b) the declaration or payment of any dividend or other distribution on or with respect to such stock, (c) any loan or advance by such Person to, or other investment by such Person in, the holder of any such stock (other than advances to shareholders reflected as accounts receivable, to the extent that the aggregate amounts thereof do not exceed the greater of (i) the amounts permitted be made pursuant to the provisions of Section 7.13, or (ii) $250,000, after deducting therefrom all loans or advances due and owing by the Company Group, in the aggregate, to its shareholders, in the aggregate), and (d) any other payment (other than salaries of employees or advances made in the ordinary course of business to employees for travel and other expenses incurred in the ordinary course of business, including, but not limited to, premiums for policies of insurance) by such Person with respect to such stock.

        "Dollars" and the "$" symbol refer to currency of the United States of America.

        "Domestic Subsidiaries" means any Subsidiary which is organized under the laws of a State of, or maintains its principal operations in, the United States of America.

        "Effective Date" means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.3).

        "Eligible Inventory" means Inventory as to which the Company furnished to the Agent the information required under Sections 2.8 or 6.1(c) and (d), and that strictly complies with all of the Company's representations, warranties and covenants contained herein with respect thereto; provided, however, that Eligible Inventory shall not include any Inventory subject to any Lien.

        "Eligible Receivables" means Receivables as to which the Company furnished to the Agent the information required under Sections 2.8 or 6.1(c) and (d), and that strictly complies with all of the Company's representations, warranties and covenants contained herein with respect thereto; provided, however, that Eligible Receivables shall not include the following.

          (a)  Receivables that represent amounts due from Affiliates or employees of the Company or any Domestic Subsidiary;

          (b)  Receivables that remain unpaid more than ninety (90) days after the date of the original invoice (or the effective date of Dated Invoices, provided that no more than five percent (5%) of Eligible Receivables, calculated before giving effect to this exclusion, shall arise from Dated Invoices) giving rise to the Receivable or Receivables which are known to be uncollectible or the subject of dispute;

          (c)  Receivables that are subject to any Lien; and

          (d)  Receivables with respect to which goods are placed on consignment, guaranteed sale or other terms by reason of which the payment obligation of the account debtor may be conditional, but only to the extent that such Receivables equal or exceed $500,000 in the aggregate.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "Eurodollar Advance" means that portion of the aggregate Loans made by the Banks bearing interest at a particular Eurodollar Rate for a particular Eurodollar Interest Period.

        "Eurodollar Interest Period" means, with respect to a Eurodollar Advance, a period of one (1), two (2), three (3) or six (6) months (and, if all of the Banks elect in their sole discretion to offer a longer period, then a longer period of months) commencing on a Business Day selected by the Company pursuant to Section 2.7; provided that in no event shall any Eurodollar Interest Period extend beyond the Termination Date. A month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month. If there is no such numerically corresponding day in the calendar month in which a Eurodollar Interest Period ends, such Eurodollar Interest Period shall end on the last Business Day of such calendar month. If a Eurodollar Interest Period would otherwise end on a day that is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

        "Eurodollar Margin" means (a) as of the Effective Date, one and five-eighths percent (1 5/8%) per annum, (b) at any time when the Funded Debt Ratio is equal to or less than 1.50 to 1, one and one-

fourth percent (1 1/4%) per annum, (c) at any time when the Funded Debt Ratio is greater than 1.50 to 1 but less than or equal to 2.00 to 1, one and one-half percent (1 1/2%) per annum, (d) at any time when the Funded Debt Ratio is greater than 2.00 to 1 but less than or equal to 2.50 to 1, one and five-eighths percent (1 5/8%) per annum, and (e) at any time when the Funded Debt Ratio is greater than 2.50 to 1, one and three-fourths percent (1 3/4%) per annum. Each adjustment to the previously calculated or effective Eurodollar Margin shall be effective five (5) Business Days following Agent's receipt of the reports to be delivered by the Company pursuant to Sections 6.1 (a), (b) and (c).

        "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, a rate of interest per annum, calculated on the basis of a three hundred sixty (360) day year, equal to the sum of (a) the Base Eurodollar Rate applicable to that Eurodollar Interest Period, plus (b) the applicable Eurodollar Margin; provided that in no event shall the Eurodollar Rate exceed the Highest Lawful Rate.

        "Excluded Taxes" means, with respect to the Agent, any Bank or any other recipient of any payment to be made by or on account of any obligation of the Company or any Guarantor under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 10.5(e).

        "Existing Shareholders" means those Persons that are shareholders of Haggar or the Company on the Effective Date.

        "Existing Standby Letters of Credit" means those Letters of Credit more particularly described on Schedule 2 attached hereto.

        "Family Group" means E. R. Haggar, J. M. Haggar, Jr. and Rosemary Haggar Vaughan, and their respective spouses, children, children's spouses, grandchildren, grandchildren's spouses, and any trust existing or established for the benefit of any of the foregoing.

        "Fed Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three (3) federal funds brokers of recognized standing selected by it.

        "Fixed CD Rate" means, with respect to a Fixed CD Rate Advance for the relevant CD Interest Period, a rate of interest per annum, calculated on the basis of a three hundred sixty (360) day year, equal to the sum of (a) the Base Fixed CD Rate applicable to that CD Interest Period, plus (b) the Assessment Rate applicable to that CD Interest Period, plus (c) the applicable CD Margin; provided that in no event shall the Fixed CD Rate exceed the Highest Lawful Rate.

        "Fixed CD Rate Advance" means that portion of the aggregate Loans made by the Banks bearing interest at a particular Fixed CD Rate for a particular CD Interest Period.

        "Fixed Charge Ratio" means the ratio of (i) Operating Cash Flow minus all taxes (exclusive of the tax effects relating to the closing of the Edinburg facility, the operations in Japan and the Weslaco facility), as determined in accordance with GAAP to (ii) Fixed Charges, in each case, as measured in accordance with Section 7.6 and as measured at the end of each fiscal quarter.

        "Fixed Charges" means, for the Company Group on a consolidated basis for any period, in accordance with GAAP, the sum of (a) all interest on and principal of Indebtedness (not including employee severance payments) that is paid or required to be paid or accrued during such period, (b) all dividends paid in cash during such period with respect to the securities of any member of the Company Group to any recipient other than a member of the Company Group, and (c) Maintenance Capital Expenditures.

        "Fixed Rate" means the Fixed CD Rate or the Eurodollar Rate.

        "Fixed Rate Advance" means a Eurodollar Advance or a Fixed CD Rate Advance.

        "Floating Rate Advance" means that portion of the aggregate Loans made by the Banks bearing interest at the Alternate Base Rate for the applicable period outstanding. All Loans which were made under the Prior Agreement and are outstanding on the Effective Date shall, on the Effective Date, be Floating Rate Advances.

        "Foreign Lender" means any Bank that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

        "Funded Debt" means, for the Company Group on a consolidated basis for any period, all amounts advanced and outstanding with respect to any Indebtedness (excluding, however, any Indebtedness of the type described in clauses (f) or (g) of the definition of such term) of any member of the Company Group, including, without limitation, the Obligations.

        "Funded Debt Ratio" means the ratio, as measured at the end of each fiscal quarter, of Funded Debt as of the end of such quarter to Operating Cash Flow for the preceding twelve (12) month period.

        "GAAP" means generally accepted accounting principles in the United States of America consistently applied as in effect at the time of application of the provisions hereof; provided, however, that to the extent any such generally accepted accounting principle conflicts with any applicable enforceable rule of the Securities and Exchange Commission, if any, then such enforceable rule shall control; and provided further, however, that wherever in this Agreement principles of consolidation different from those required by generally accepted accounting principles are specified, the principles of consolidation specified in this Agreement shall govern.

        "Guarantors" means Haggar and each of the Company's now or hereafter existing Domestic Subsidiaries, including, without limitation, those Subsidiaries listed on Schedule 3 attached to this Agreement as Domestic Subsidiaries.

        "Guarantee" of any Person means any obligation, contingent or otherwise, directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by "comfort letter" or other similar undertaking of support or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

        "Haggar" means Haggar Corp., a Nevada corporation.

        "Highest Lawful Rate" means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans under the

Laws of the United States and the Laws of the State of Texas as may be applicable thereto that are presently in effect or, to the extent allowed by Law under such applicable Laws of the United States and the Laws of the State of Texas, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Laws now allow. To the extent, if any, that Chapter 303, Texas Financial Code, as amended (the "Act") establishes the highest nonusurious rate, the Highest Lawful Rate shall be the "weekly ceiling," as defined in the Act in effect from time to time; provided, however, that to the extent permitted by the Act, the Banks at their election may substitute for the "weekly ceiling" the "annual ceiling" or the "quarterly ceiling," as these terms are defined in the Act, upon the giving of the notices provided for by the Act and effective upon the giving of such notices, such substitution to have the effect provided for in the Act and to be automatically renewable for additional periods as therein provided.

        "Indebtedness" for any Person means any and all (a) obligations for borrowed money, whether or not evidenced by a note or other similar instrument or agreement, (b) obligations representing the deferred purchase price of property or services other than accounts payable arising in the ordinary course of business and in accordance with past practice which are not more than 120 days past due or are being contested in good faith by appropriate proceedings, (c) obligations, whether or not assumed, secured by Liens on or payable out of the proceeds or production from specified property now or hereafter owned or acquired by such Person, (d) obligations that are evidenced by notes, acceptances or other instruments or agreements, including, but not limited to, employee severance agreements (but not including noncapitalized lease obligations), (e) Capitalized Lease Obligations, (f) obligations under any Guarantee, and (g) obligations under any Swap Agreement.

        "Indemnified Taxes" means Taxes other than Excluded Taxes.

        "Intercompany Indebtedness" means, at any time, any Indebtedness owing from one member of the Company Group to another member of the Company Group.

        "Interest Period" means a CD Interest Period or a Eurodollar Interest Period.

        "Inventory" means, at any time, goods, merchandise or other personal property held for sale in the ordinary course of business of the Company Group on a consolidated basis.

        "Laws" means all applicable statutes, laws, rules, ordinances, regulations, orders, writs, judgments, awards, injunctions or decrees of any Tribunal.

        "Letter of Credit Commitment" means, for any Bank, the lesser of (a) such Bank's Ratable Share of $30,000,000, or (b) such Bank's Ratable Share of the Total Commitments if the Total Commitments are less than $30,000,000. The term "Letter of Credit Commitment" means, with respect to the obligation of the Agent to issue Letters of Credit, the lesser of (a) $30,000,000, or (b) the Total Commitments if the Total Commitments are less than $30,000,000.

        "Letter of Credit Exposure" means the aggregate amount of all issued and outstanding Letters of Credit.

        "Letter of Credit Facility" means the aggregate of all Letter of Credit Commitments.

        "Letters of Credit" means Standby Letters of Credit and commercial letters of credit.

        "Lien" means any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement, lessor's interest under a Capitalized Lease Obligation, the interest of a vendor under any conditional sale or title retention agreement or other similar interest in, of or on any property.

        "Litigation" means any proceeding, claim, lawsuit and/or investigation conducted or threatened in writing (and known to the Person in question) by or before any Tribunal.

        "Loan" means any loan made under this Agreement and any loan made under the Prior Agreement which is outstanding on the Effective Date.

        "Loan Documents" means this Agreement, each of the Notes, the Parent Guaranty, the Subsidiary Guaranty, the Applications and all other documents executed or delivered (or to be executed or delivered) pursuant to the Prior Agreement or any of the foregoing documents, and any amendments, modifications, supplements or restatements of any of the foregoing.

        "Maintenance Capital Expenditures" means, for the twelve (12) month period immediately preceding the date of determination, the aggregate capital expenditures of the Company Group on a consolidated basis for maintenance of existing property, equipment and facilities which shall, for the purposes of this definition, be deemed to be $2,000,000 for each twelve (12) month period.

        "Material Adverse Effect" means any set of circumstances or event that (a) would have any adverse effect whatsoever upon the validity or enforceability of any of the Loan Documents, (b) is or, upon the passage of time or the happening of an event will be, material and adverse to the consolidated financial position or business operations of the Company and the Guarantors taken as a whole, or (c) would material impair the ability of the members of the Company and the Guarantors, taken as a whole, to fulfill the obligations of the Loan Documents.

        "Material Indebtedness" means any Indebtedness (excluding Intercompany Indebtedness) in an amount equal to or exceeding $5,000,000.

        "Net Worth" means, as of any date, the total shareholder's equity (including common and preferred stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a consolidated balance sheet of the Company Group, or on an unconsolidated balance sheet of the Company, as the case may be, prepared as of such date in accordance with GAAP.

        "Note" means each promissory note in substantially the form of Exhibit B to this Agreement, duly executed and delivered to the Agent by the Company and payable to the order of a Bank in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

        "Obligations" means all unpaid principal and accrued and unpaid interest under the Notes, all accrued and unpaid fees hereunder, and all other obligations of the Company and each Guarantor to the Banks or to any Bank or the Agent arising under the Loan Documents, including, but not limited to, the Parent Guaranty and the Subsidiary Guaranty.

        "Operating Cash Flow" means, for any period, the sum of the following for the Company Group determined on a consolidated basis without duplication: (a) net income (before accounting for the gains and losses on the sale of capital assets, discontinued operations and other like extraordinary or nonrecurring events), plus (b) depreciation and amortization, plus (c) interest expense, plus (d) taxes (exclusive of the tax effects relating to the closing of the Edinburg facility, the operations in Japan and the Weslaco facility), all as set forth on the financial statements of the Company and its Subsidiaries and as determined in accordance with GAAP. In calculating Operating Cash Flow, the following shall be excluded to the extent included in determining net income for the period and not otherwise excluded pursuant to other provisions of this definition: (i) the charges taken in an amount not to exceed $14,300,000 after tax ($20,800,000 before tax) relating to the closing of the Edinburg facility and the operations in Japan or the reversal of those charges, and (ii) the charges taken in an amount not to exceed $615,000 after tax ($1,000,000 before tax) relating to the closing of the Weslaco facility or the reversal of those charges, all as set forth on the financial statements of the Company and its Subsidiaries and as determined in accordance with GAAP. In no event shall Operating Cash Flow include any income or loss attributable to any changes in the accounting for pension, profit sharing or employee benefits.

        "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

        "Parties" means the Company, Haggar, the Banks and the Agent.

        "Parent Guaranty" means that certain continuing guaranty, dated August 30, 2001, executed by Haggar, pursuant to which Haggar unconditionally guaranteed the full payment of the obligations described therein, as the same may be amended or otherwise modified from time to time.

        "Payment Date" means each March 31, June 30, September 30 and December 31 during the term of this Agreement.

        "Permitted Indebtedness" means the obligations of the Company Group listed on Schedule 6 hereto and any or all of the following Indebtedness:

          (a)  obligations to reimburse advances made under commercial letters of credit or similar instruments (other than Letters of Credit) incurred in the ordinary course of business but only to the extent that the aggregate outstanding amount thereof does not exceed $45,000,000;

          (b)  obligations to reimburse advances made under standby letters of credit (other than Standby Letters of Credit) incurred in the ordinary course of business but only to the extent that the aggregate outstanding amount thereof does not exceed $2,000,000;

          (c)  obligations (i) to advance monies for the repurchase of the outstanding shares of the stock of Haggar from any holder thereof which is an officer, director or employee of any member of the Company Group, or (ii) to pay any sum or sums of money as a settlement of existing or future compensation expectations or agreements with any such officer, director or employee, in each case in connection with the resignation, severance or termination of such relationship, but only to the extent that the aggregate amount payable under the permissions of this clause (c) over any twelve (12) month period does not exceed $2,500,000.00 (not including the amount of any severance compensation paid to hourly wage employees) and the aggregate amount of all such obligations payable over their respective terms does not exceed $10,000,000;

          (d)  Indebtedness incurred in the ordinary course of business to the extent that the aggregate outstanding amounts thereof do not exceed, at any time of determination, $20,000,000;

          (e)  Intercompany Indebtedness, which shall be subordinate to the Obligations in all respects (other than Intercompany Indebtedness with Subsidiaries other than Domestic Subsidiaries incurred in the ordinary course of business);

          (f)    accounts payable and other obligations to officers and directors of the Company Group;

          (g)  the amount of any Guarantee to the extent the Indebtedness guaranteed thereby constitutes Permitted Indebtedness of any member of the Company Group;

          (h)  the amount of any Guarantee by the Company or Haggar of real property leases for retail premises in favor of Haggar Direct, Inc. to the extent that (i) the remaining liability under such Guarantee does not exceed the rental payable during one lease year, or (ii) the aggregate remaining liability in excess of the rental payable during one lease year under such Guarantees does not exceed $6,000,000;

          (i)    obligations evidenced by senior unsecured promissory notes issued after March 31, 2001 in an aggregate amount not to exceed $35,000,000; provided that (i) the interest rate charged thereon does not exceed eleven percent (11%); (ii) the average life to maturity for such notes occurs after the Termination Date; and (iii) such notes are not governed by covenants that are more onerous on the Company Group than the covenants set forth in the Loan Documents or that confer rights on the holders of such notes greater than the rights provided to the Banks under the Loan Documents;

          (j)    the Obligations; and

          (k)  obligations arising in connection with Swap Agreements permitted by Section 7.16.

        "Permitted Liens" means (a) Liens for Taxes not yet due and payable, mechanic's Liens and materialman's, shipper's or warehouseman's Liens for services or materials and landlord's Liens for rental amounts for which payment is not yet due or that are being contested in good faith and their enforcement stayed by appropriate proceedings, (b) Liens securing any purchase money Permitted Indebtedness if such Liens do not encumber any property other than the property for which such purchase money Permitted Indebtedness was incurred, (c) pledges or deposits made to secure payment of worker's compensation, or to participate in any fund in connection with worker's compensation, unemployment insurance, pensions, or other social security programs, (d) good-faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of twenty percent (20%) of the aggregate amount due thereunder, or to secure statutory obligation, surety or appeal bonds, or indemnity, performance, or other similar bonds in the ordinary course of business, (e) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impair the operation by the Company and the Guarantors (taken as a whole) of their business, and none of which is violated by existing or proposed structures or land use that materially impair the operation by the Company and the Guarantors taken as a whole, (f) the following, if (i) the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings and so long as levy and execution thereon have been stayed and continue to be stayed, or (ii) they do not in the aggregate materially detract from the value of any material assets or the operation by the Company and the Guarantors of their respective businesses: claims and Liens for Taxes due and payable; any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; adverse judgments on appeal; and Liens, and (g) Liens granted to the issuer of a documentary letter of credit which is issued for the account of a member of the Company Group in the ordinary course of such member's business, which Liens encumber the documents of title and underlying goods the purchase of which is being supported with the issuance of the letter of credit in question.

        "Person" means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, government or any department or agency of any government.

        "Plan" means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group (a "Single Employer Plan") or (b) maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party under which more than one employer makes contributions (a "Multi-Employer Plan").

        "Prime Rate" means, as of a particular date, the prime rate most recently announced by the Agent, automatically fluctuating upward and downward with and at the time specified in each such announcement without special notice to the Company or any other Person, which prime rate may not necessarily represent the lowest or best rate actually charged to a customer.

        "Prior Agreement" has the meaning ascribed thereto in Recital A hereof.

        "Ratable Share" of any Bank means that percentage which the Commitment of such Bank bears to the Total Commitments.

        "Rate Option" means the Eurodollar Rate, the Fixed CD Rate or the Alternate Base Rate.

        "Receivables" means the unpaid principal portion of the obligation, as stated on the respective invoice, of any customer of the Company or any of its Domestic Subsidiaries, to pay money arising out of or related to the sale of Inventory or services by the Company and/or its Domestic Subsidiaries on a consolidated basis in the ordinary course of business, net of any credits, rebates or offsets owed to such customer and also net of any commissions payable by the Company or such Domestic Subsidiary to third parties, other than commissions payable with respect to sales of finished goods, and net of any reserves.

        "Regulation D", "Regulation G", "Regulation U" and "Regulation X" means respectively Regulation D, Regulation G, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors.

        "Reportable Event" means a reportable event as defined in Section 4043 of ERISA, other than a reportable event for which the ERISA notice requirement has been waived.

        "Required Banks" means (a) Banks in the aggregate holding at least sixty percent (60%) of the sum of (i) the aggregate unpaid principal amount of the outstanding Loans plus (ii) the Letter of Credit Exposure, or (b) if no Loans or Letters of Credit are outstanding, Banks in the aggregate having at least sixty percent (60%) of the Commitments.

        "Reserve Requirement" means, with respect to a Eurodollar Interest Period or a CD Interest Period, the maximum aggregate reserve requirement imposed on the Agent (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Interest Period) that is imposed under Regulation D on non-personal time deposits of $100,000 or more with a maturity equal to that of the CD Interest Period (in the case of Fixed CD Rate Advances) or on Eurocurrency liabilities with a maturity equal to that of the Eurodollar Interest Period (in the case of Eurodollar Advances).

        "Section" or "Article" means a numbered section or article of this Agreement, unless another document or Law is specifically referenced.

        "Shortfall" shall have the meaning ascribed thereto in Section 2.9(b).

        "Standby Letter of Credit" means a standby letter of credit issued by the Agent for the account of the Company, and all renewals, extensions or replacements thereof, and includes an Existing Standby Letter of Credit.

        "Subsidiary" means any corporation or other entity, more than fifty percent (50%) of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by any Person, including, but not limited to, any foreign business organization that is so owned or controlled.

        "Subsidiary Guaranty" means that certain Amended and Restated Guaranty of Domestic Subsidiaries executed August 30, 2001, pursuant to which the Company's Domestic Subsidiaries unconditionally guaranteed the full payment of the obligations described therein, together with each and every other continuing guaranty which is hereafter executed and delivered pursuant to the provisions of Section 7.11, in each case substantially in the form of such Amended and Restated Guaranty of Domestic Subsidiaries, as any of the same may be amended or otherwise modified from time to time including, without limitation, any modification thereto which joins any new Subsidiary thereto.

        "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company, Haggar or any of their respective Subsidiaries shall be a Swap Agreement.

        "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Tribunal.

        "Termination Date" means June 30, 2005, unless the Commitments are terminated prior to such date pursuant to Sections 2.4 or 9.1.

        "Total Commitments" means the aggregate Commitments of all the Banks.

        "Total Liabilities" means the total of all amounts that would be treated as liabilities on a consolidated balance sheet of the Company Group prepared in accordance with GAAP, including, without limitation, accrued taxes and accrued expenses.

        "Tribunal" means any relevant court or government department, commission, board, bureau, agency or instrumentality of any state, commonwealth, nation, territory, possession, county, parish or municipality, whether now or hereafter constituted or existing.

        "Unfunded Liabilities" means (a) in the case of Single Employer Plans (as defined in the definition of the term "Plan"), the amount (if any) by which the present value of all vested non-forfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, and (b) in the case of Multi-Employer Plans (as defined in the definition of the term "Plan"), the withdrawal liability of the Company Group.

        "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default; provided, however, that the failure to maintain any of the financial ratios set forth in Sections 7.6, 7.7 and 7.9 as of a specific point in time prior to the end of a fiscal quarter shall not constitute an Unmatured Default unless the Required Banks reasonably determine that it is likely that at the end of such fiscal quarter a Default will exist with respect to any of the financial ratios set forth in Section 7.6, 7.7 or 7.9, as applicable.

        1.2.    Gender and Number.    Words of any gender used in this Agreement shall be held and construed to include any other gender; and, words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

        1.3.    References to Agreement.    Use of the words "herein", "hereof", "hereinabove", and the like are and shall be construed as references to this Agreement.

ARTICLE 2.

THE CREDITS

        2.1.    Advances and Letters of Credit.

          (a)  Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Company from time to time prior to the Termination Date, in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment, which Advances shall be each Bank's Ratable Share of such amounts as the Company may request up to, but not exceeding, a total principal amount equal to the lesser of (i) the Total Commitments minus any Letter of Credit Exposure, or (ii) the Borrowing Base; provided, however, that no Bank shall be obligated to make any Advance pursuant to a particular Rate Option at any time when such Rate Option exceeds the Highest Lawful Rate. Subject to the terms of this Agreement, the Company may borrow, repay and reborrow at any time prior to the Termination Date. Such loans may be Floating Rate Advances, Fixed CD Rate Advances or Eurodollar Advances, or a

  combination thereof, determined in accordance with Section 2.7. Each Advance shall bear interest at one of the Rate Options selected in accordance with Section 2.7 or otherwise as provided in Section 2.7, and shall be paid in full by the Company on the Termination Date.

          (b)  On the terms and conditions set forth in this Agreement and each Application, the Agent agrees to issue Letters of Credit from time to time, as requested by the Company and otherwise in accordance with Subsection 2.6(c). The Existing Standby Letters of Credit are and shall constitute Letters of Credit issued under this Agreement. Upon the issuance of each Letter of Credit (and contemporaneously herewith as to Existing Standby Letters of Credit), each Bank shall automatically acquire a participation in the liability of the Agent thereunder equal to such Bank's Ratable Share thereof, as the same may be reduced, increased, renewed, extended or replaced from time to time in accordance with this Agreement.

        2.2.    Use of Proceeds.    The proceeds of the Advances shall be used by the Company in compliance with Section 5.15 hereof, for working capital, to finance acquisitions permitted hereby and other general corporate purposes, in compliance with Section 7.2 in all respects and in the ordinary course of its business. Proceeds of the Advances may also be used to fund the repurchase of shares of the common stock of Haggar on the open market or through privately negotiated transactions; provided, however, that proceeds used for such purpose, in the aggregate for the period from the Effective Date through the Termination Date, shall not exceed $15,000,000. The provisions of this Section 2.2 are subject to, and shall not limit, modify or otherwise affect, the other covenants and agreements contained in this Agreement, including, without limitation, the covenants contained in Article 7 hereof.

        2.3.    Optional Principal Payments.    The Company may from time to time pay all outstanding Advances or, in a minimum aggregate amount of $1,000,000 (or any integral multiple thereof), any portion of the outstanding Advances (a) at any time, in the case of a Floating Rate Advance, and (b) upon one (1) Business Day's notice to the Agent, in the case of a Fixed Rate Advance; provided, however, that each Fixed Rate Advance may be paid only on the last day of its applicable Interest Period, whether in connection with a total or a partial prepayment.

        2.4.    Reduction or Termination of Commitments.    The Commitments may or shall be reduced as follows:

          (a)  The Company may permanently reduce the Commitments, in whole or in part, ratably among the Banks in integral multiples of $1,000,000, upon at least thirty (30) Business Days' prior notice to the Agent, which written notice shall specify the amount of any such reduction; provided, however, that the Commitments may not be reduced below the sum of (i) the outstanding principal amount of the Advances plus (ii) any Letter of Credit Exposure.

          (b)  Any reduction of the Commitments shall first reduce the Commitments other than the Letter of Credit Commitments prior to any reduction in the Letter of Credit Facility.

        2.5.    Fees.    The Company shall pay to the Agent for the account of the Banks in their respective Ratable Shares (except as set forth in subsection (b)(i) below), from the Effective Date to and including the Termination Date, the following fees:

          (a)  On the date three Business Days following each Payment Date and on the Termination Date, a commitment fee equal to a fluctuating percentage of the average daily amount of the Total Commitments minus the sum of (i) the outstanding principal amount of all Advances and (ii) the Letter of Credit Exposure during the quarter ending on and including such Payment Date, or such shorter period ending on and including the Termination Date, as the case may be. The percentage shall be equal to the following: (a) as of the Effective Date, three-eighths of one percent (3/8%) per annum; (b) at any time when the Funded Debt Ratio is equal to or less than 1.50 to 1, three-tenths of one percent (3/10%) per annum, (c) at any time when the Funded Debt Ratio is greater than 1.50 to 1 but less than or equal to 2.50 to 1, three-eighths of one percent (3/8%) per annum, and (d) at any time when the Funded Debt Ratio is greater than 2.50 to 1, one-half of one percent (1/2%) per annum. Each adjustment to the percentage used to calculate the Commitment Fee shall be effective five (5) Business Days following Agent's receipt of the reports to be delivered, by the Company pursuant to Sections 6.l(a), (b) and (c);

          (b)  On the date three Business Days following each Payment Date and on the Termination Date, (i) a Letter of Credit issuance fee payable to the Agent (which issuance fee shall not be shared with the Banks), in an amount equal to one-eighth of one percent (1/8%) of the Letter of Credit Exposure during the quarter ending on and including such Payment Date, or such shorter period ending on and including the Termination Date, as the case may be, calculated on the number of days in such quarterly or shorter period, as the case may be, and (ii) a Letter of Credit fee equal to the Eurodollar Margin then in effect times the Letter of Credit Exposure during the quarter ending on and including such Payment Date, or such shorter period ending on and including the Termination Date, as the case may be, calculated on the number of days in such quarterly or shorter period, as the case may be;

  provided, however, if the Commitments are terminated in their entirety prior to the Termination Date as provided herein, all accrued and unpaid commitment fees shall be payable on the effective date of such termination, and, notwithstanding the termination of the Commitments, the Letter of Credit commitment fees referred to in clause (b) above shall continue to accrue and be due and payable as set forth therein until the extinguishment in full of any Letter of Credit Exposure. All such fees shall be calculated on the basis of a year consisting of three hundred sixty (360) days and the actual number of days elapsed (including the first day but excluding the last day).

        2.6.    Methods of Borrowing and Application and Issuance of Letters of Credit.

          (a)  With respect to the making of any Advance requested by the Company, the Company shall give to the Agent its notice of such request for Advance in accordance with the provisions of Section 2.7 and, subject to the terms and conditions set forth herein, each Bank shall make available its Ratable Share of the Advance or Advances to be made on a Borrowing Date (as determined in accordance with the provisions of Section 2.7(a) below) not later than the day of such Borrowing Date, in Dollars immediately available to the Agent at its address specified pursuant to Article 13; provided, however, that the Agent shall advise such Bank not later than 1:00 p.m. (Dallas, Texas time) on the date of its receipt of any notice of borrowing timely given by the Company pursuant to Subsection 2.7(a). The Agent will make the funds so received from the Banks available to the Company within two (2) hours of receipt by it.

          (b)  The Agent may (unless notified to the contrary by a Bank prior to a Borrowing Date) assume that each Bank has made available to the Agent on such Borrowing Date such Bank's Ratable Share of the Advance or Advances to be made on such Borrowing Date pursuant to Subsection 2.6(a) above, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Company a corresponding amount.    The Agent shall notify the Company by telephone or telecopy to the treasurer or another Authorized Officer of the Company of the failure of any Bank to make available to the Agent its Ratable Share on such Borrowing Date if such failure continues for a period of two (2) Business Days and the Agent has made available to the Company an amount corresponding to such Bank's Ratable Share, or, if the Agent has not made available such corresponding amount, promptly after the account officer of the Agent with responsibility for the Company's account obtains actual knowledge of such failure. If and to the extent that such Bank shall not have so made such Ratable Share available to the Agent and the Agent shall have made available such corresponding amount to the Company, such Bank agrees to pay the same to the Agent with interest at a rate equal to the Fed Funds Rate with respect to such corresponding amount forthwith on, and as specified in, the Agent's demand, and if such Bank shall fail to do so the Company agrees to pay to the Agent within three (3) Business Days after demand, an amount equal to such corresponding amount, together with interest thereon at the rate per annum applicable to the Advance or Advances made on such Borrowing Date for each day from the date the Agent shall make such amount available to the Company until the date such amount is paid or repaid to the Agent, provided, however, that until and unless such payment has been made in full by the Company, such Bank shall remain liable to the Agent for the full amount of such payment, including interest as set forth above.

          (c)  With respect to the issuance of any Letter of Credit requested by the Company, the Company shall give to the Agent its notice of such request at least two (2) Business Days in advance of the date of its issuance by delivery of a duly executed and completed Application. Each Letter of Credit (i) shall be in form acceptable to the Agent and the Company, (ii) shall be dated the date of issuance and (iii) shall expire on such date as may be requested by the Company, but in no event later than the earlier of (1) three hundred sixty-five (365) days after its issuance date or (2) the Termination Date. Notwithstanding anything herein or in any other Loan Documents to the contrary, in no event shall the Company be entitled to the issuance of a Letter of Credit if the issuance of such Letter of Credit would cause the Letter of Credit Exposure (including the requested Letter of Credit) to exceed the lesser of (A) the Letter of Credit Facility or (B) the Total Commitments minus the aggregate amount of all outstanding Advances.

          (d)  With respect to the issuance by the Agent of Letters of Credit, the Agent shall provide to each of the Banks, as of the last day of each calendar month and within twenty (20) days thereafter, a written report setting forth all issued and outstanding Letters of Credit, their respective amounts, issuance dates, expiration dates, identifying numbers, and beneficiaries.

          (e)  All the terms and provisions of any and all Applications executed and delivered pursuant to this Section 2.6 are incorporated herein by reference; provided, however, that in the event of a conflict between the provisions of this Agreement and any Application, the provisions of this Agreement shall control. Without limitation of the foregoing, the repayment of Advances occasioned by drawings under Letters of Credit, interest to accrue thereon and remedies of the Banks in the event of nonpayment of such Advances when due shall be governed by the terms of this Agreement notwithstanding contrary terms in any Application. The Company shall pay to the Agent on demand an amount equal to the face amount of each draft drawn or purporting to be drawn under a Letter of Credit in accordance with the terms of the Application. The Agent may debit the Company's account with the Agent in order to pay each such draft, which the Agent may do in reliance on the assumption that sufficient funds have been made available to such account by the Company on the date when such drafts are payable, provided that the Agent shall not be required to effect any such debit if it determines insufficient funds exist in such account for the payment in full of any such amounts. If the Company's account has insufficient funds with which to pay such draft and if payment thereof is not otherwise made or provided for on the maturity date of the draft, the face amount of the maturing draft shall automatically be deemed to be an Advance, payable by each of the Banks to the Agent in accordance with their Ratable Share, in immediately available funds, not later than 2:00 p.m., Dallas, Texas time, on the day specified in the demand of the Agent to each Bank; provided, however, that the Agent shall advise each Bank not later than 1:00 p.m. (Dallas, Texas time), on the date so specified by Agent. Such Advance shall be confirmed to the Agent by the Company in writing not later than five (5) Business Days following the date the draft matured. The failure of the Company to transmit such written confirmation shall not affect the Company's obligation to repay the amount of such Advance, which shall be deemed to be a Floating Rate Advance.

          (f)    Notwithstanding any other provision of this Agreement to the contrary, each Bank shall be unconditionally and irrevocably liable, without regard to the occurrence of a Default or Unmatured Default or any other fact or circumstance which would entitle such Bank to withhold, abate, reduce or offset the making of an Advance hereunder, to advance to or reimburse the Agent, in accordance with the timely demand of the Agent, such Bank's Ratable Share of the amount of each draft under a Letter of Credit payable or paid by the Agent to the extent that such amount has not been reimbursed by the Company pursuant to the provisions of Section 2.6(e) above. The Agent may make the proceeds of any such draft under a Letter of Credit available to the beneficiary thereof prior to its receipt of such funds from the Banks in reliance on the assumption that each Bank will make available to the Agent its Ratable Share on the date such amount has been demanded for payment. If the Agent is required at any time (whether before or after the expiration date of any Letter of Credit) to return to the Company or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by or on behalf of the Company to the Agent in reimbursement of payments made by the Agent under any Letter of Credit and interest thereon, each Bank shall, upon timely demand of the Agent, forthwith pay over to the Agent such Bank's Ratable Share of such amount. All amounts payable by any Bank under this Section 2.6(f) shall include interest thereon from the day the applicable draft is made (or the date such Bank was to have made such reimbursement payment, as appropriate), to but not including the date such amount is paid by such Bank to the Agent, at a rate equal to the Agent's Fed Funds Rate with respect to such amount as specified in the Agent's demand. The obligations of Banks under this Section 2.6(f) shall continue after the Termination Date and survive any termination of this Agreement.

          (g)  The Agent agrees with each Bank that it will exercise and give the same care and attention to each Letter of Credit as it gives to its other letters of credit. Other than complying with the terms of the Letter of Credit and/or this Agreement, including any drafts, certificates and other documents required thereby, each Bank and the Company agrees that, in paying any draft, the Agent shall not have any responsibility to obtain any document or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person delivering any such document. Subject to the terms of the foregoing sentence, none of the Agent and its representatives, directors, officers, employees, attorneys or agents shall be liable to any Bank or the Company for (i) any action taken or omitted in connection herewith at the request or with the approval of any Bank, (ii) any action taken or omitted in the absence of gross negligence and the absence of willful misconduct (it being the intention hereby that no liability shall result from a negligent action or omission), (iii) any recitals, statements, representations or warranties contained in any document distributed to any Bank, (iv) the creditworthiness of the Company or (v) the execution, effectiveness, genuineness, validity or enforceability of any Loan Documents or any other document contemplated hereby or thereby. The Agent and its officers, directors, employees, attorneys and agents shall be entitled to rely and shall be fully protected in relying on any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telex or teletype message, statement, order, or other document or conversation believed by it or them to be genuine and correct and to have been signed or made by the proper person and, with respect to legal matters, upon opinions of counsel selected by the Agent.

        2.7.    Method of Selecting Rate Options and Interest Periods: Calculation of Interest.

          (a)  The Company shall give the Agent irrevocable notice not later than 10:00 a.m. (Dallas, Texas time) on the Borrowing Date of each Floating Rate Advance, at least one (1) Business Day before the Borrowing Date of each Fixed CD Rate Advance and at least three (3) Business Days before the Borrowing Date for each Eurodollar Advance specifying: (i) the Borrowing Date of such Advance; (ii) the aggregate amount of such Advance; (iii) the Rate Option selected for the Advance; and (iv) in the case of each Fixed Rate Advance, the Interest Period applicable thereto, the information provided to the Agent in such notice to be confirmed to the Agent in writing not later than five (5) Business Days following the Borrowing Date. The unpaid principal amount of each Fixed Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Fixed Rate applicable to such Fixed Rate Advance. Floating Rate Advances shall bear interest at the Alternate Base Rate, and the interest rate on any Floating Rate Advances shall change when and as the Alternate Base Rate changes. Each Advance shall be in the minimum amount of $1,000,000 (and in integral multiples of $1,000,000 if in excess thereof). The Company may, at the expiration of any Interest Period, or at any time with respect to a Floating Rate Advance, select an Interest Period and/or Rate Option to apply to any Advance, or any portion or combination thereof, by the delivery to the Agent of notice of such election in the same manner as is provided in this Section 2.7(a) with respect to the making of an Advance, subject to the notice and minimum Advance amount provisions applicable to the Rate Option selected. Notwithstanding the foregoing, in no event shall the Company have more than seven (7) Fixed Rate Advances outstanding at any one time, and the last day of a chosen Interest Period shall not be later than the Termination Date. Any Advance not paid at maturity, whether by acceleration or otherwise, shall bear interest until paid in full at the Default Rate, except that in the case of a Fixed Rate Advance whose Interest Period has not yet expired, the same shall bear interest at the higher of the rate otherwise in effect for the existing Interest Period plus five percent (5%) per annum or the Alternate Base Rate plus five percent (5%) per annum, not to exceed, however, the Highest Lawful Rate. The Company may not select a Fixed Rate for an Advance if there exists a Default or Unmatured Default hereunder.

          (b)  Prior to the termination of each Interest Period with respect to any Fixed Rate Advance, the Company shall notify the Agent whether it desires to renew such Fixed Rate Advance and specifying in accordance with Section 2.7(a) above the Rate Option and Interest Period to be applicable thereto. Absent the delivery of such a notice, then, upon the expiration of the Interest Period applicable to such Fixed Rate Advance, the Company shall be deemed to have selected the Alternate Base Rate to be applicable to the outstanding principal amount thereof.

        2.8.    Borrowing Base and Borrowing Base Certificate.    In no event shall the Banks be required to make any Advance or the Agent be required to issue any Letter of Credit hereunder if the making of such Advance or drawing under such Letter of Credit (assumed for these purposes to be an Advance) would create a Borrowing Base Deficiency. The Borrowing Base shall be initially computed as of the Effective Date. Thereafter the Borrowing Base shall be recomputed as of the last day of each month utilizing the required Borrowing Base Certificate, which shall be furnished to the Agent within twenty (20) days after the end of such month and certified as to correctness by an Authorized Officer of the Company. If the Banks shall reasonably object to the form or contents of, or any calculations made in, any Borrowing Base Certificate, the Banks shall not be required to make any Advance hereunder until such objection is resolved to the Banks' satisfaction.

        2.9.    Method of Payment.

          (a)  All payments of principal, interest and fees hereunder shall be made in immediately available funds to the Agent at the Agent's address specified pursuant to Article 13 by noon (Dallas, Texas time) on the date when due. Subject to Section 11.17, each payment shall be distributed by the Agent ratably among the Banks in the proportion by which the Advances owed to each Bank bears to the aggregate amount of all Advances. On or before the time a principal payment is made on any of the Loans, the Company shall inform the Agent as to the proportionate application of such payment to the Floating Rate Advances and Fixed Rate Advances. In the absence of such direction, such payment shall be applied first to repay Floating Rate Advances then outstanding and thereafter in such fashion as the Agent shall determine. Each payment delivered to the Agent for the account of any Bank shall be delivered promptly by the Agent to such Bank in the same type of funds that the Agent received at its address specified pursuant to Article 13.

          (b)  The Agent is authorized to cause the delivery of payments of principal, interest or fees owing to the Banks and/or the Agent by charging the Company's account with the Agent, which the Agent may do in reliance on the assumption that sufficient funds have been made available to such account by the Company on the date when such payments are due or have been directed by the Company to be made, provided that the Agent shall have no obligation to cause such delivery if it determines insufficient funds exist in such account for the payment of any such amounts. If and to the extent that the Company fails to provide sufficient funds in its account to cover the amount of any charges made for the payment of principal, interest or fees charged to such account and delivered by the Agent pursuant to this Section 2.9(b), the Company shall immediately pay to the Agent the amount by which such payment(s) so charged exceed the amount on deposit in such account (the "Shortfall"), together with interest thereon at the Default Rate from the date of such charge to the date such amount is repaid to the Agent. Nothing contained herein shall be construed to extend the date of payment of any amount due by the Company to the Agent, the Banks, or any of them, and in no event shall the delivery of any amount by the Agent to itself or any Bank pursuant to this Section 2.9(b) be effective as a payment by or on behalf of the Company absent the Company's delivery to the Agent of such amount to the Agent on the date when due in accordance with the terms of this Agreement. If and to the extent that the Company continues to fail to provide the amount of such Shortfall and accrued interest thereon, as required pursuant to the immediately preceding sentence, for a period of three (3) Business Days following the Agent's demand therefor, each Bank agrees to advance to the Agent, under the Note held by it, its Ratable Share of the Shortfall, together with interest at a rate equal to the Fed Funds Rate with respect to such amount, forthwith on, and as specified in, the Agent's demand; provided, however, that the Agent shall advise each Bank not later than 1:00 p.m. (Dallas, Texas time), on the date so specified by Agent.

        2.10.    Notes.    Telephonic Notices. The Advances shall be evidenced by the Notes. Each Bank is hereby authorized to record the principal amount of each Advance and each repayment in its records. Any such recording shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the absence or inaccuracy of such records shall not limit or otherwise affect the Obligations. The Company hereby authorizes each Bank and the Agent to extend Loans and effect Rate Option selections based on telephonic notices made by any person or persons the Agent or such Bank in good faith believes to be acting on behalf of the Company. The Company shall promptly confirm to the Agent any telephonic notice by written confirmation signed by an Authorized Officer of the Company as provided in Section 2.7. If the written confirmation differs in any material respect from the action taken by the Agent and the Banks, the records of the Agent and the Banks shall govern absent manifest error.

        2.11.    Interest Payment Dates, Interest Basis.    Interest accrued and unpaid on the outstanding principal of all Advances shall be due and payable on the last day of each calendar quarter, on the Termination Date, and additionally with respect to each Fixed Rate Advance, on the last day of the Interest Period applicable to each Fixed Rate Advance. Interest shall be calculated for actual days elapsed on the basis of a three hundred sixty (360) day year or, if such a calculation would result in an amount which exceeds the Highest Lawful Rate, then on the basis of the actual number of days contained in such year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon (Dallas, Texas time) at the place of payment. If any payment of principal of or interest on a Loan or any other amount due hereunder shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

          2.12.    Mandatory Principal Payments.    In the event (a) of the existence of a Borrowing Base Deficiency (as set forth in the Borrowing Base Certificate due pursuant to Section 6.1(d)), or (b) that the outstanding principal amount of all Advances made by any Bank plus its Ratable Share of any Letter of Credit Exposure exceeds the Commitment of such Bank (as the same may be reduced from time to time in accordance with the provisions of Section 2.4), the Company shall immediately make principal reductions on the Notes or furnish cash to the Agent in the manner hereafter described to the extent necessary to reduce the Borrowing Base Deficiency to zero or to reduce such Obligations to an amount equal to or less than the amount of such Commitment less the amount of its Ratable Share of any Letter of Credit Exposure, as the case may be. Each payment under this Section 2.12 shall be applied in reduction of any outstanding Floating Rate Advances, and then against the outstanding Advances designated by the Company in a notice accompanying such payment.    In the event the Company fails to make such designation, such payment shall be applied first against Fixed Rate Advances in the order of the expiration of the Interest Periods applicable thereto. In the event that a payment is required of the Company pursuant to this Section 2.12 solely by virtue of Letter of Credit Exposure, such that there are no outstanding Advances, the Company shall, within one (1) Business Day after becoming aware of the occurrence of such Borrowing Base Deficiency or excess in the Advances plus Letter of Credit Exposure as to the Total Commitments, remit to the Agent a cash amount equal to the payment which is required of it, to be held by the Agent for the benefit of the Banks in their Ratable Share as collateral for the Obligations (with rights of offset). The Company agrees to execute and deliver any and all pledge, assignment or other security documents as the Agent shall deem necessary or desirable to further evidence or perfect the pledge, assignment or grant of a security interest in such cash deposit pursuant to this Section 2.12.

          2.13.    Notification of Loans, Interest Rates, Prepayments and Commitment Reductions.    Promptly after receipt thereof, the Agent will notify each Bank of the contents of each Commitment reduction notice, notice contemplated by Section 2.7, and repayment notice received hereunder. The Agent will notify each Bank of the interest rate applicable to each Fixed Rate Advance promptly upon determination of such interest rate and will give each Bank prompt notice of each change in the Alternate Base Rate.

          2.14.    Maximum Interest, Highest Lawful Rate.    The parties hereto intend to conform strictly to the usury Laws in force that apply to this transaction. Accordingly, all agreements among the parties hereto (including, without limitation, the Notes), whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of the Loans or otherwise, shall the interest (and all other sums that are deemed to be interest) contracted for, charged or received by the Banks with respect to the Loans and the Loan Documents, whether separately or in the aggregate, exceed the Highest Lawful Rate. If, from any circumstance whatsoever, interest under the Loans and/or Loan Documents would otherwise be payable in excess of the Highest Lawful Rate, and if from any circumstance any of the Banks shall ever receive anything of value deemed interest by applicable Law in excess of the Highest Lawful Rate, such Bank's receipt of such excess interest shall be deemed a mistake and the same shall, so long as no Default shall be continuing, at the option of the Company, either be repaid to the Company or credited to the unpaid principal of the Notes; provided, however, that if a Default shall have occurred and be continuing, and any of the Banks shall receive an amount which, but for this Section 2.14, would constitute excess interest during such period, the Banks shall have the option of either crediting such excess amount to principal or refunding such excess amount to the Company. If the Loans are prepaid or the maturity of the Loans is accelerated by reason of an election of the Required Banks, unearned interest, if any, shall be canceled and, if theretofore paid, shall either be refunded to the Company or credited on the Loans as the Required Banks elect. All interest paid or agreed to be paid to the Banks shall, to the extent allowed by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal (including the period of any renewal or extension) so that the interest for such full period shall not exceed the Highest Lawful Rate. Notwithstanding that the parties hereto in good faith deem, each and every fee provided by this Agreement to be bona fide fees for services rendered and to be rendered separate and apart from the lending of money or the provision of credit, if any such fee is ever determined by a Tribunal of competent jurisdiction or by the Banks to constitute interest, then the treatment of such fee for usury purposes shall be controlled by the provisions of this Section.

          2.15.    Interest Recapture.    If at any time and from time to time the rate of interest calculated pursuant to the Rate Option applicable to an Advance would exceed the Highest Lawful Rate but for provisions limiting the same to the Highest Lawful Rate, then, notwithstanding the foregoing, the rate of interest accruing on such Advance shall continue to be the Highest Lawful Rate until the total amount of interest accrued on such Advance equals the amount of interest that would have accrued on such Advance but for provisions limiting the same to the Highest Lawful Rate.

ARTICLE 3.

CHANGE IN CIRCUMSTANCES; INDEMNIFICATION

          3.1.    Yield Protection.

          (a)  If any existing or future Law (whether or not having the force of law) or compliance of any Bank with such,

            (i)    subjects any Bank to any Tax, duty, charge or withholding on or from payments due from the Company (excluding U.S. taxation of the overall net income of any Bank) or changes the basis of taxation of payments to any Bank in respect of its Loans or other amounts due hereunder;

            (ii)  imposes or increases or deems applicable any reserve (other than reserves included in the Reserve Requirement with respect to Fixed Rate Advances), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank; or

            (iii)  imposes any other condition the result of which is to increase the cost to any Bank of making, funding or maintaining Loans or Letters of Credit or reduces any amount receivable by any Bank in connection with Loans or Letters of Credit, or requires any Bank or any applicable lending office to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Bank;

then, within fifteen (15) days of demand and the submission of reasonable evidence in support thereof by such Bank, the Company shall pay such Bank that portion of such increased expense incurred or the amount of reduction in an amount received which such Bank reasonably determines is attributable to making, funding and maintaining its Loans or Letters of Credit. The determination of any amount to be paid by the Company shall take into consideration the policies of such Bank, or any corporation controlling such Bank, and shall be based upon any reasonable averaging, attribution and allocation methods.

          (b)  If any Bank shall reasonably determine that the application or adoption after the date hereof of any law, rule, regulation, directive, interpretation, treaty or guideline regarding capital adequacy, or any change therein or in the interpretation or administration thereof after the date hereof, whether or not having the force of law increases the amount of capital required or expected to be maintained by such Bank, or any corporation controlling such Bank, and such increase is based upon the existence of such Bank's obligations hereunder by an amount reasonably determined by such Bank, then from time to time, within fifteen (15) days of demand and the submission of reasonable evidence in support thereof by such Bank, such Bank may adjust the amount of the commitment fee or Letter of Credit fee, as applicable, thereafter payable to it by an amount as will fairly compensate such Bank for such increased capital requirement. The determination of any amount to be paid by the Company shall take into consideration the policies of such Bank, or any corporation controlling such Bank, and shall be based upon any reasonable averaging, attribution and allocation methods.

          (c)  In the event that any Bank assesses against the Company any of the costs contemplated in Sections 3.1 (a) and (b) preceding, the Company may, at its option, prepay the amount of the Obligation owing with respect to any Bank assessing such costs, without premium or penalty except as provided in Section 3.4 hereof, terminate the Commitment of such Bank, and cause one or more banking institutions reasonably acceptable to the Agent and the Required Banks (not taking into account the interest of the assessing Bank) to unconditionally offer in writing to collectively purchase and assume, on a specified date not more than thirty (30) days from the date on which such costs were due, all of such Bank's rights and obligations hereunder (including its obligations to fund its participation in Letters of Credit) and principal and interest in the Loans owing to such Bank on the date of such proposed purchase, without recourse to such Bank. If the assessing Bank fails to accept the proposed purchase offer, the Company shall not be obligated to pay the costs so assessed by such Bank for the period following the date of such purchase offer. If the assessing Bank accepts the proposed purchase, and the proposed purchasing bank(s) consummates the purchase of such rights and interest and assumes such obligations on the specified date in accordance with the terms of such offer, then such purchasing bank(s) shall be substituted for such Bank as to all or any portion of such Bank's Commitment, in which event this Agreement shall be modified and amended to reflect such substitution and, if applicable, reduction in Commitment. Such substitution, however, shall not relieve the Company of its obligation to reimburse any Bank for the costs enumerated in Sections 3.1 (a) and (b) incurred prior to the date of the substitution of another banking institution.

          3.2.    Availability of Interest Rate.    If any Bank determines that maintenance of its portion of the Eurodollar Advances would violate any applicable Law, whether or not having the force of law, or if the Required Banks reasonably determine that (a) deposits of a type and maturity appropriate to "match fund" Fixed Rate Advances are not generally available or (b) a Fixed Rate does not accurately reflect the cost of making or maintaining a Fixed Rate Advance, then the Agent shall suspend the availability of the affected Rate Option and require any Fixed Rate Advances outstanding under an affected Rate Option to be converted to an unaffected Rate Option. Subject to the provisions of Article 2, the Company may select any unaffected Rate Option to apply to such affected Advances. If the Company fails to select a new Rate Option, the affected Advances shall be Floating Rate Advances.

          3.3.    Discretion of Banks as to Manner of Funding.    Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Fixed Rate Advance during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of such Interest Period and bearing an interest rate equal to the Fixed Rate for such Interest Period.

          3.4.    Failure to Pay or Borrow on Certain Dates.    If any payment of a Fixed Rate Advance occurs on a date that is not the last day of the applicable Interest Period, or a Fixed Rate Advance is not made on the date specified by the Company for any reason other than default by the Banks, the Company will indemnify each Bank for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost (exclusive of any loss of profit) in liquidating or employing deposits acquired to fund or maintain such Fixed Rate Advance.

          3.5.    Bank Certificates, Survival of Indemnity.    To the extent reasonably possible, each Bank shall designate an alternate lending office with respect to its Fixed Rate Advances to reduce any liability of the Company to such Bank under Section 3.1 or to avoid the unavailability of a Rate Option under Section 3.2, so long as such designation is not disadvantageous to such Bank. A certificate of a Bank as to the amount due under Sections 3.1 or 3.4 shall be final, conclusive and binding on the Company in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed Rate Advance shall be calculated as though each Bank funded its portion of the Fixed Rate Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Fixed Rate applicable to such Advance. Unless otherwise provided herein, the amount specified in any such certificate shall be payable on demand after receipt by the Company of such certificate. The obligations of the Company under Sections 3.1 and 3.4 shall survive payment of the Loans and termination of this Agreement.

ARTICLE 4.

CONDITIONS PRECEDENT

          4.1.    Amendment and Restatement.    The effectiveness of this Agreement to amend and restate the Prior Agreement shall be conditioned on satisfaction of the conditions precedent that the Company shall have furnished to the Agent on or before June 13, 2002 the following:

          (a)  a counterpart of this Agreement signed on behalf of each Party or written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such Party has signed a counterpart of this Agreement and evidence that the assignments contemplated by that certain Master Assignment and Assumption Agreement dated as of June 13, 2002 among certain of the Banks and certain of the banks party to the Prior Agreement (as agreed to and acknowledged by the Agent and the Company), shall have been consummated.

          (b)  A Certificate of Secretary for the Company and each Guarantor which shall (i) identify by name and title (and if not previously provided, bear the signature of) its officers authorized to sign the respective Loan Documents and to make borrowings hereunder, upon which certificate the Banks shall be entitled to rely until informed in writing of any change; and (ii) certify that its articles of incorporation, bylaws or certificate of limited partnership and partnership agreement (as applicable) and resolutions most recently delivered to the Agent under the terms of the Prior Agreement have not been modified or rescinded and remain in full force and effect;

          (c)  A written opinion of the Company's and the Guarantors' counsel, addressed to the Banks in form acceptable to the Agent and its counsel;

          (d)  A certificate, signed by the Treasurer of the Company or the Chief Financial Officer of the Company, stating that as of the Effective Date no Default or Unmatured Default has occurred and is continuing;

          (e)  A Note payable to the order of each Bank in the amount of its Commitment;

          (f)    All unpaid interest and fees accrued under the Prior Agreement to the Effective Date, together with all other fees, expenses and other charges outstanding thereunder including amounts due under Section 3.4 of the Prior Agreement as a result of the termination of the interest periods thereunder on the Effective Date;

          (g)  All fees payable on the Effective Date under the terms of that certain Fee Letter dated April 14, 2002 among the Company, JPMorgan Chase Bank and J.P. Morgan Securities Inc. (and

  out of the fees so received, the Agent agrees to pay to each Bank on the Effective Date, the upfront fees the Agent has agreed to pay to such Bank on such date);

          (h)  Such additional documentation as the Agent or its counsel may reasonable request relating to the organization, existence and good standing of the Company and the Guarantors, the authorizations of the transactions contemplated by the Loan Documents and any other legal matters relating to the Company, the Guarantors, or any Loan Document, all in form and substance reasonably satisfactory to the Agent and its counsel.

          4.2.    Each Advance.    This Agreement shall not be effective to amend and restate the Prior Agreement on the Effective Date, the Banks shall not be required to make any Advance and the Agent shall not be obligated to issue any Letter of Credit, except as otherwise contemplated by Sections 2.6(f) and (g), unless on the relevant date (i.e., the Effective Date, the relevant Borrowing Date, or relevant date of the issuance of a Letter of Credit, as applicable):

          (a)  There exists no Default or Unmatured Default and, with respect to Advances and Letters of Credit, no Default or Unmatured Default will result from the requested Advance or Letter of Credit;

          (b)  The representations and warranties contained in Article 5 are true and correct in all material respects as of such date except for changes in the Schedules to this Agreement reflecting transactions permitted by this Agreement;

          (c)  With respect to Advances and Letters of Credit, the sum of (i) the principal balance of the outstanding Loans made by the Banks, (ii) the amount of the requested Advance, (iii) the amount of any Advance previously requested and in process, and (iv) any Letter of Credit Exposure (excluding any amounts thereof attributable to an Advance then requested and in process), is equal to or less than the Total Commitments;

          (d)  With respect to Advances and Letters of Credit, the sum of (i) the principal balance of the outstanding Loans made by the Banks, (ii) the amount of the requested Advance, and (iii) the amount of any Advance previously requested and in process, is equal to or less than the Borrowing Base Availability;

          (e)  With respect to Advances and Letters of Credit, the Agent has received from the Company a notice that complies in all respects with the requirements of Section 2.7;

          (f)    No change that would cause or result in a Material Adverse Effect has occurred since September 30, 2001;

          (g)  The most recent financial statements of the Company Group delivered to the Banks pursuant to Section 6.1 are true, correct and complete in all material respects, fairly represent the financial condition of the Company and the Guarantors and have been prepared on a basis consistent with prior periods.    As of the date of such Advance or issuance of such Letter of Credit, there are no obligations, liabilities or Material Indebtedness (including contingent and indirect liabilities and obligations or unusual forward or long-term commitments) of the Company or the Guarantors which, separately or in the aggregate, are material and which are not reflected or otherwise disclosed in such financial statements; and

          (h)  All legal matters incident to the making of such Advance or issuance of such Letter of Credit shall be reasonably satisfactory to the Banks and their respective counsel.

        Each request for an Advance hereunder and each request for the issuance of a Letter of Credit shall be deemed to be a representation and warranty by the Company to the Banks, as of the applicable Borrowing Date or the date of the issuance of the Letter of Credit, as to each of the matters specified in this Section 4.2.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

        To induce the Banks to enter into this Agreement and the other Loan Documents and to make the Loans and to induce the Agent to issue the Letters of Credit, the Company represents and warrants to the Banks as follows:

          5.1.    Corporate Existence and Authority.    The Company and each of the Guarantors (except Jerell, Ltd.) is a corporation duly incorporated, validly existing, and in good standing under the Laws of its jurisdiction of incorporation, and is duly qualified to transact business as a foreign corporation in each jurisdiction where the nature or extent of its business and properties require the same, except in such jurisdictions where the failure so to qualify would not reasonably be expected to cause a Material Adverse Effect. Jerell, Ltd. is a Texas limited partnership and is duly qualified to transact business as a foreign partnership in each jurisdiction where the nature or extent of its business and properties require the same, except in such jurisdictions where the failure so to qualify would not reasonably be expected to cause a Material Adverse Effect. The Company and each of the Guarantors possesses all requisite authority and power and material licenses, permits and franchises to execute, deliver and comply with the terms of the Loan Documents, which have been duly authorized and approved by all necessary corporate action, for which no material approval or consent of any Person or Tribunal is required which has not or will not have been obtained prior to the date of this Agreement, and each of the Loan Documents constitutes the legal, valid and binding obligation of the Company and the Guarantors (to the extent each of them is a party to the same) enforceable against the Company and the Guarantors in accordance with its terms.

          5.2.    Compliance with Laws.    Neither the Company nor any of the Guarantors is in violation of (a) any Laws, other than such violations that, collectively, could not reasonably be expected to cause a Material Adverse Effect, (b) the terms of any material agreement, contract, document or instrument to which the Company or any of the Guarantors is a party or by which it or any of its assets is bound, other than such violations that, collectively, could not reasonably be expected to cause a Material Adverse Effect, or (c) its respective Articles of Incorporation, Bylaws, Certificate of Limited Partnership, or Partnership Agreement, as applicable, in any material respect.

          5.3.    Litigation.    There is no Litigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Guarantors other than that which, collectively or individually, has not and could not reasonably be expected to result in a Material Adverse Effect.

          5.4.    Compliance with Laws and Contracts.    Neither the execution and delivery by the Company or any Guarantor of the Loan Documents to which each is a party, the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will materially violate any material Law binding on the Company or any of the Guarantors or the Company's or any of the Guarantors' Articles of Incorporation, Bylaws, Certificate of Limited Partnership, or Partnership Agreement, as applicable, or the provisions of any indenture, instrument or agreement to which the Company or any of the Guarantors is a party or is subject, or by which it or its property is bound, or materially conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than a Permitted Lien) pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Tribunal is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

          5.5.    Financial Statements.    The March 31, 2002 unaudited consolidated financial statements of the Company Group heretofore delivered to the Banks were prepared in accordance with historical practice, and the September 30, 2001 consolidated financial statements of the Company Group audited by Arthur Andersen L.L.P. heretofore delivered to the Banks were prepared in accordance with GAAP in effect on the respective dates. Such statements fairly present the consolidated financial condition and operations of the Company Group at such dates and the consolidated results of their operations for the respective periods then ended.

          5.6.    Material Adverse Effect.    No Material Adverse Effect has occurred since September 30, 2001.

          5.7.    Taxes.    To the best of the Company's knowledge, all tax returns of the Company Group required to be filed (unless such filing dates have been validly extended) by any Tribunal have been or will be filed prior to the date such returns were or are due, and all Taxes imposed upon the Company Group by any Tribunal in respect of periods ending on or before the Effective Date which are due and owing unless subject to a good faith contest by appropriate legal proceedings for which adequate reserves have been established in accordance with GAAP, will be paid by the Company Group on or before the Effective Date.

          5.8.    Government Regulation.    Neither the Company nor any of the Guarantors nor any Affiliate of any of them is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act (as any of the preceding acts have been amended), or any other Law (other than Regulation X of the Board of Governors of the Federal Reserve System) that regulates the incurring by the Company of Indebtedness, including, without limitation, Laws relating to common or contract carriers or the sale of electricity, gas, steam, water or other public utility services.

          5.9.    Properties, Liens.    Each of the Company and each Guarantor has good and indefeasible title to all of its real and personal properties and fixtures reflected on its balance sheet, subject to no defects in title thereto which would reasonably be expected, collectively, to cause a Material Adverse Effect, and there are no Liens on any material asset of the Company or any of the Guarantors other than Permitted Liens.

          5.10.    Leases.    All material leases under which the Company or any of the Guarantors is lessee or tenant are in full force and effect, and there does not exist any default thereunder on the part of the Company or any of the Guarantors or, to the best of the Company's knowledge, on the part of any other party thereto which in either case could reasonably be expected to cause a Material Adverse Effect.

          5.11.    Subsidiaries.    As of May 1, 2002, Schedule 3 to this Agreement contains an accurate list of all of the presently existing Subsidiaries of the Company, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Company Group; all of the issued and outstanding shares of capital stock of the Domestic Subsidiaries of the Company have been duly authorized and issued and are fully paid and non-assessable.

          5.12.    ERISA.    Each Plan complies in all material respects with all applicable requirements of Law, no Reportable Event which could result in a Material Adverse Effect has occurred with respect to any Plan, neither the Company nor any of the Guarantors has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan. On the Effective Date, no Unfunded Liabilities exist.

          5.13.    Defaults.    No Default or Unmatured Default has occurred and is continuing.

          5.14.    Accuracy of Information.    No information, exhibit, report or other document furnished by the Company or any of the Guarantors to the Agent in connection with the negotiation or administration of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading, in light of the circumstances under which furnished. There is no material fact that the Company has not disclosed to the Agent which would have a Material Adverse Effect.

          5.15.    Use of Proceeds, Margin Stock.    The proceeds of the Advances will be used by the Company solely for the purposes specified in this Agreement.    Except as expressly provided in Section 2.2, none of such proceeds will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U, Regulation X, or Regulation G, or for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry a "margin stock" or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation U, Regulation X, or Regulation G. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stocks. Neither the Company nor any Person acting on behalf of the Company has taken or will take any action which might cause the Note or any of the other Loan Documents, including this Agreement, to violate Regulation U, Regulation X, or Regulation G or any other regulations of the Board of Governors of the Federal Reserve System or to violate Section 8 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. Except as permitted by Section 2.2, the Company owns no "margin stock" except for that described in the financial statements referred to in Section 5.5 hereof and, the aggregate value of all "margin stock" owned by the Company does not exceed twenty-five percent (25%) of the value of all of the Company's assets.

          5.16.    No Financing of Corporate Takeovers.    No proceeds of the Advances will be used to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, including, without limitation, Sections 13(d) and 14(d) thereof, except (a) for the purchases of shares of the Company Group or any of them, and (b) to the extent permitted under Section 7.4 hereof.

          5.17.    Insider.    Except as to any circumstances which the Company has previously disclosed to the Agent in writing, the Company is not, and no Person having "control" (as that term is defined in 12 U.S.C. Section 375(b)(5) or in regulations promulgated pursuant thereto) of the Company is, an "executive officer," "director," or "principal shareholder" (as those terms are defined in 12 U.S.C. Section 375(b) or in regulations promulgated pursuant thereto) of the Banks, of a bank holding company of which any Bank is a subsidiary, or of any bank holding company of which any Bank is a subsidiary, or of any bank at which any Bank maintains a "correspondent account" (as such term is defined in such statute or regulations), or of any bank which maintains a correspondent account with any Bank.

ARTICLE 6.

AFFIRMATIVE COVENANTS

        To induce the Banks to enter into this Agreement and the other Loan Documents and to make the Loans and to induce the Agent to issue the Letters of Credit, Haggar and the Company covenant and agree that, on behalf of themselves and the Company Group, during the term of this Agreement and as long as all or any part of any Advances or Letters of Credit are outstanding or the Agent or any Bank has a Commitment hereunder, they will do or cause to be done the following (unless the prior written consent of the Required Banks is otherwise obtained):

          6.1.    Financial Reporting.    Maintain a system of accounting established and administered in accordance with GAAP, and the Company, on behalf of the Company Group, will furnish to the Agent, which will furnish to the Banks:

          (a)  Within ninety (90) days after the close of each fiscal year commencing with the fiscal year ending September 30, 2002, an audited consolidated and consolidating balance sheet of the Company Group, a consolidated and consolidating statement of income and retained earnings of the Company Group and a consolidated statement of cash flows of the Company Group, each set forth in comparative form with corresponding figures from the immediately preceding fiscal year, in each case such statements to be furnished in reasonable detail and prepared in accordance with GAAP, and to be accompanied by an unqualified opinion of independent certified public accountants of nationally recognized standing acceptable to the Banks.

          (b)  Within forty-five (45) days after the close of each of the first three (3) quarters of each fiscal year, a consolidated and consolidating statement of income of the Company Group for the period from the beginning of such fiscal year to the end of the quarter thereof, and a consolidated and consolidating balance sheet of the Company Group as of the end of such quarter, together with schedules detailing depreciation, amortization, dividends, scheduled payments of principal on Indebtedness, all outstanding letters of credit, and all capital expenditures, setting forth in reasonable detail and prepared in accordance with historical practice, which shall be certified by the Chief Financial Officer of the Company as complete and correct in all material respects to the best knowledge and belief of such officer after diligent inquiry.

          (c)  Together with the financial statements required hereunder, a Compliance Certificate.

          (d)  Within twenty (20) days after the end of each month, a Borrowing Base Certificate.

          (e)  Within one hundred eighty (180) days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Plan, if any, certified as correct by an actuary enrolled under ERISA.

          (f)    As soon as possible and in any event within ten (10) days after the Company knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the Chief Financial Officer or Treasurer of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto.

          (g)  Such other material and pertinent information (including non-financial information) as the Agent or the Banks, through the Agent, may, from time to time, reasonably request.

          6.2.    Use of Proceeds.    Use all proceeds of the Advances for the purposes set forth in Section 2.2.

          6.3.    Notice of Default, etc.    Give prompt notice in writing to the Agent of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, that has a substantial likelihood of a Material Adverse Effect.

          6.4.    Taxes.    Promptly pay when due any and all Taxes due and owing by it, except Taxes that (a) are being contested in good faith by appropriate legal proceedings and for which a reserve has been established in an amount determined in accordance with GAAP and (b) do not, in the aggregate, materially detract from the value of the properties of the Company and the Guarantors (taken as a whole), materially impair the operation of their businesses (taken as a whole) or give rise to any Lien other than a Permitted Lien.

          6.5.    Payment and Prepayment of Obligations.    Promptly pay or renew and extend all of its Material Indebtedness for the payment of money as the same become due, except for any such Material Indebtedness being contested in good faith by appropriate legal proceedings, for which a reserve for the payment thereof has been established in an amount determined in accordance with GAAP.

          6.6.    Maintenance of Corporate Existence, Assets, Business and Insurance.    Except as otherwise permitted by Section 7.4, maintain (a) its corporate existence and authority to transact business and good standing in its jurisdiction of incorporation and in all other jurisdictions where the failure to so maintain could reasonably be expected to cause a Material Adverse Effect, (b) all material licenses, permits and franchises necessary for its business except such as could not in the aggregate reasonably be expected to cause a Material Adverse Effect, (c) to the extent consistent with prudent business practices, all of its assets which are useful and necessary in its business in good working order and condition and make all necessary repairs and replacements thereto or thereof and (d) insurance with such insurers, in such types and amounts, and covering such casualties, contingencies and risks, as is customary in its industry including, without limitation, worker's compensation insurance (unless the Company maintains self-insurance with respect to such risk of loss which is satisfactory to the Banks in all respects), liability insurance, adequate business interruption insurance, and insurance on its properties, assets and business, now owned or hereafter acquired.

          6.7.    Inspection.    Permit the Agent, by its representatives and agents, to inspect the properties, corporate books and financial records of the Company Group, to examine and copies of such of its books of accounts and other financial records, and to discuss its a finances and accounts with, and to be advised as to the same by, its officers as shall be reasonably requested at such reasonable times and intervals as the Agent may designate reasonable notice. Each Bank agrees to treat all such information received by it (except such information which is generally available or has been made available to the public from sources other than the Banks or their respective officers, employees or representatives) as confidential; provided, however, nothing in this Section shall prohibit any Bank or the Agent from, or expose any Bank or the Agent to liability for, disclosing any such information: (i) to any Tribunal to whose jurisdiction any Bank or the Agent may be subject, to the extent required thereby or (ii) in accordance with Section 10.2(f).

          6.8.    Compliance with Law.    Shall, and shall cause each member of the Company Group to comply with all Laws applicable to it or any of its property, business operations or transactions, a breach of which could have a Material Adverse Effect.

          6.9.    ERISA Compliance.    Shall (i) at all times, make, and cause to be made prompt payment of all contributions required under all Plans, if any, and required to meet the minimum funding standard set forth in ERISA with respect to the Plans of each of such entities, and (ii) furnish to the Agent, upon request, such additional information concerning any Plans as may be reasonably requested.

ARTICLE 7.

NEGATIVE COVENANTS

        To induce the Banks to enter into this Agreement and the other Loan Documents and to make the Loans and to induce the Agent to issue the letters of Credit, Haggar and the Company covenant and agree that, on behalf of themselves and the Company Group, during the term of this Agreement and as long as all or any part of any Advances or Letters of Credit are outstanding or the Agent or any Bank has a Commitment hereunder, they will not, nor permit or suffer any member of the Company Group to, do any of the following (unless the prior written consent of the Required Banks is otherwise obtained):

          7.1.    Liens.    Directly or indirectly, create, incur or suffer or permit to be created or incurred or to exist any Lien upon any of the assets (now owned or hereafter acquired) of any member of the Company Group, including, without limitation, the Inventory and Receivables, except for Permitted Liens.

          7.2.    Lines of Business.    Directly or indirectly, engage in any lines of business other than those in which they are presently engaged or reasonable expansions or extensions thereof.

          7.3.    Indebtedness.    Create, incur or suffer to exist any Indebtedness other than Permitted Indebtedness.

          7.4.    Mergers and Acquisitions.

          (a)  Dissolve or liquidate, or permit any Subsidiary of the Company to dissolve or liquidate, provided that if no Default or Unmatured Default exists or would result, any Subsidiary of the Company may dissolve or liquidate so long as the assets of such Subsidiary are distributed to a member of the Company Group;

          (b)  Become or permit any Subsidiary of the Company to become, a party to any merger or consolidation with or into any other Person, provided that if no Default or Unmatured Default exists or would result, any Subsidiary may merge or consolidate with or into any member of the Company Group, provided that in the event of a merger with the Company, the Company is the legally surviving entity;

          (c)  Acquire, or permit any Subsidiary of the Company to acquire, by purchase, lease or otherwise, all or substantially all of the assets or capital stock of any Person, provided that such acquisitions which, when added to any other acquisitions since the Effective Date and any permitted investments made pursuant to Section 7.4(d), do not exceed $15,000,000 in the aggregate (including all consideration given in connection with such acquisition), may be made so long as the assets or Person acquired is involved with the same line of business, or an integral part thereof, as is currently pursued by the Company Group and no Default or Unmatured Default exists or would result; and

          (d)  Invest (by way of loan, advance, capital contribution or otherwise) or acquire an ownership interest in, or permit any Subsidiary of the Company to so invest or acquire an ownership interest in, any joint venture, partnership, corporation or other entity which is not an Affiliate of any member of the Company Group, or otherwise so invest in any new business venture, provided that such investment which, when added to any investments made since the Effective Date and any permitted acquisitions made pursuant to Section 7.4(c), do not exceed $15,000,000 in the aggregate, may be made so long as no member of the Company Group has any legal or contractual liability or obligation in excess of such investment, the business venture in which the investment is made involves the same line of business, or an integral part thereof, as is currently pursued by the Company Group and no Default or Unmatured Default exists or would result.

          7.5.    Affiliates.    Enter into any material transaction (including, without limitation, the purchase or sale of any property or service) with, or make any material payment or transfer to, any Affiliate of the Company Group (other than the Company or any Guarantor) or member of the Family Group except (a) in the ordinary course of business and pursuant to the reasonable requirements of the business of the Company Group and upon fair and reasonable terms no less favorable than those that would result from a comparable arms-length transaction, (b) compensation arrangements approved by the Board of Directors of each applicable party entered into in the ordinary course of business, (c) repurchases of shares of the common stock of Haggar upon fair and reasonable terms no less favorable than those that would result from a comparable arms-length transaction, (d) the incurrence of Indebtedness which constitutes Permitted Indebtedness; and (e) dividends paid by the Company Group in the ordinary course of business.

          7.6.    Fixed Charge Requirement.    As of the end of each fiscal quarter (commencing with the fiscal quarter ending June 30, 2002), permit the Fixed Charge Ratio to be or become less than 1.25 to 1.00, as calculated for the twelve (12) months period then ended.

          7.7.    Funded Debt Limitation.    As of the end of each fiscal quarter (commencing with the fiscal quarter ending June 30, 2002), permit the Funded Debt Ratio to be or become greater than 3.0 to 1.0.

          7.8.    Net Worth.

          (a)  Permit Net Worth of the Company Group to be or become less than an amount equal to the sum of (1) $123,800,000, plus (2) fifty percent (50%) of the cumulative net income of the Company Group, on a consolidated basis, for each of the fiscal quarters to have completely elapsed since March 31, 2002 as of the date of determination, plus (3) in the event Haggar or the Company shall make a registered public offering of its capital stock after the Effective Date, sixty-six and two-thirds percent (66 2/3%) of that portion of the net proceeds from such offering attributable to the primary issuance of new shares (but not the secondary issuance of existing shares).

          (b)  Permit the Net Worth of the Company to be or become less than $24,400,000.

          (c)  Notwithstanding the foregoing, in the event that Net Worth is less than the amount required hereby, the Company shall have a period of ten (10) days from the earlier of the date on which Net Worth is disclosed to the Agent or is to be disclosed to the Agent under Section 6.1 in which to cause Net Worth to be in compliance with the terms hereof. Cumulative net income shall be determined by reference to the statements of income described in Section 6.1 (a) and shall not be decreased by any losses occurring during any fiscal quarter.

          7.9.    Inventory Turn.    Permit the quotient, as measured for the Company Group on a consolidated basis at the end of each fiscal quarter, with reference to the financial statements described in Section 6.1, of (a) the cost of goods sold during the prior twelve (12) months divided by (b) the Dollar amount of the cost of Inventory at the end of such fiscal quarter, to be (if measured at a specific point in time) or become less than 2.0.

          7.10.    Sale of Assets.    Sell, lease, transfer or otherwise dispose of any of the assets of the Company Group other than: (a) to a member of the Company Group, (b) sales of Inventory in the ordinary course of business; (c) the sale of capital stock in a registered public offering, so long as such offering is in compliance with all Laws and does not result in a Default under Section 8.13 hereof; (d) the sale, lease, transfer or other disposition in the ordinary course of business of obsolete or other equipment and fixtures no longer necessary for the operation of the business of the Company Group; (e) the sale, lease, transfer or other disposition for fair value of the facilities of the Company Group located in Weslaco, Robstown and Edinburg Texas; (f) the sale, lease, transfer or other disposition of assets the proceeds of which are used to replace the assets disposed of with similar assets used in the business of the Company Group with the same or greater value; and (g) the sale, lease, transfer or other disposition of other assets (in addition to the assets disposed of under the permissions of clauses (a) through (f) of this Section 7.10); provided that, the aggregate book value of all assets disposed of under the permissions of this clause (g) for the entire term of this Agreement shall not exceed an amount equal to ten percent (10%) of the book value of the assets of the Company Group as calculated as of the date of each disposition and, with respect to each disposition, based on the most recent audited balance sheet of the Company Group.

          7.11.    Subsidiaries.    Create, nor permit any member of the Company Group to create, any Domestic Subsidiary unless, contemporaneously therewith, such Domestic Subsidiary executes and delivers to the Agent, for the benefit of the Banks, a Subsidiary Guaranty.

          7.12.    Foreign Subsidiaries.    Permit more than ten percent (10%) of the Net Worth of the Company Group to be attributable at any time to Subsidiaries of the Company which are not Domestic Subsidiaries and Guarantors unless (a) such Subsidiary has executed a Guaranty which is legal, valid and enforceable against such Subsidiary in all respects under the laws of any jurisdiction applicable to such Subsidiary, and (b) the Agent has received from counsel to the Company a legal opinion as to such matter and other matters as the Agent shall request, such counsel, and opinion to be satisfactory to the Agent and the Required Banks in all respects.

          7.13.    Distributions.    Make or agree to make any Distribution except: (i) a Distribution from a Subsidiary of the Company to the Company; (ii) if no Default nor any Unmatured Default exists or would result therefrom, any member of the Company Group may repurchase shares of Haggar's common stock on the open market or through privately negotiated transactions; provided that the aggregate amount paid for such repurchases completed since the Effective Date shall not exceed $15,000,000; and (iii) if no Default nor Unmatured Default exists or would result therefrom, the Company and Haggar may make any Distribution other than those of the type described in clause (ii) of Section 7.13.

          7.14.    Intercompany Indebtedness.    Incur or permit to exist any Intercompany Indebtedness which is not subordinate in right or payment to the prior payment in full of the Obligations, any and all of such Intercompany Indebtedness, whether now or hereafter owed, being hereby so subordinated in right of payment to the prior payment in full of the Obligations. In connection therewith, each member of the Company Group hereby agrees that:

          (a)  No member of the Company Group shall, after a Default (or an Unmatured Default, in the case of payments or distributions made outside the ordinary course of its business):

            (i)    demand, sue for, take, or accept or receive, directly or indirectly, any payment of principal, interest or other amount with respect to such Intercompany Indebtedness, whether in cash or other property;

            (ii)  claim any offset or other reduction of the Obligations because of any such Intercompany Indebtedness; or

            (iii)  take any other action to make it the same.

          (b)  Any payments or distributions upon or with respect to the Intercompany Indebtedness subordinated hereby which are received by any member of the Company Group following a Default (or an Unmatured Default, in the case of payments or distributions made outside the ordinary course of business) shall be collected, enforced and received by such member of the Company Group as trustee for the Banks and paid over to the Agent on account of the Obligations.

          (c)  In the event of any distribution of all or any of the assets of any member of the Company Group to its creditors upon the dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection or relief of any member of the Company Group or its debts, whether in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or similar proceedings, or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any member of the Company Group, any payment or distribution of any kind (whether in cash, property, or securities) which otherwise would be payable or deliverable upon or with respect to the Intercompany Indebtedness subordinated hereby shall be paid or delivered directly to the Agent for the benefit of the Banks for application to (in the case of cash) or as collateral for (in the case of non-cash property or securities) the payment of the Obligations until the Obligations shall have been paid in full.

          (d)  If any proceeding referred to in subsection (c) above is commenced by or against any member of the Company Group, the Agent is hereby irrevocably authorized and empowered (in its own name or in the name of such member of the Company Group), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in subsection (c) above, and give acquittance therefor, and to file claims and proofs of claim and take such other action (including, without limitation, voting the Intercompany Indebtedness subordinated hereby or enforcing any security interest or lien securing its payment) as it may deem necessary or advisable for the exercise or enforcement of any of the rights of the Agent and Banks hereunder.

          (e)  The Agent and/or the Banks are hereby authorized to demand specific performance of the provisions of this Section 7.14 at any time when any member of the Company Group shall have failed to comply with any of the provisions hereof.

          7.15.    Capital Expenditures Limitation.    Make or agree to make Capital Expenditures during any fiscal year in excess of an amount equal to ten percent (10%) of the Company Group's Net Worth; provided that expenditures for the repair or replacement of property with insurance proceeds (to the extent such expenditures do not exceed the net cash amount of such insurance proceeds) shall not be included in Capital Expenditures for purposes of the foregoing calculation.

          7.16.    Swap Agreements.    Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company, Haggar or any Subsidiary has actual exposure (other than those in respect of equity interests or Indebtedness of the Company, Haggar or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company, Haggar or any Subsidiary.

          7.17.    Restrictive Agreements.    Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Haggar, the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of Haggar, the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or by any document governing the Permitted Indebtedness described on Schedule 6 or governing the Permitted Indebtedness of the type described in clause (i) of the definition of Permitted Indebtedness; (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

ARTICLE 8.

DEFAULTS

          The occurrence of any one or more of the following events shall constitute a Default:

          8.1.    Representation or Warranty.    Any representation or warranty made by or on behalf of the Company or any of the Guarantors to the Banks under or in connection with any Loan Document shall be materially false as it relates to the operations of the Company Group taken as a whole as of the date on which made or deemed to be made.

          8.2.    Nonpayment.    Nonpayment of any Obligation (other than a nonpayment of the nature described in Section 8.3) when the same becomes due and payable and, with respect to any nonpayment when due of the Obligation constituting accrued interest, the continuance thereof for a period of five (5) Business Days.

          8.3.    Prepayment.    The failure of the Company or any of the Guarantors to make the mandatory prepayment or cash deposit required by Section 2.12 and the continuance thereof for a period of ten (10) days from the date on which the Borrowing Base Certificate which would disclose the obligation to make such prepayment or cash deposit is delivered or to be delivered pursuant to Section 6. l(d).

          8.4.    Covenants.    The breach by the Company or any of the Guarantors of any of the terms or provisions of Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.9 or Article 7.

          8.5.    Other.    The breach by the Company or any of the Guarantors (other than a breach which constitutes a Default under Sections 8.1, 8.2, 8.3 or 8.4) of: (a) Section 6.l(d) that continues unremedied for a period of ten (10) days, or (b) any other term or provision of this Agreement or any other Loan Document that continues unremedied within thirty (30) days after written notice from the Agent or any Bank specifying such breach.

          8.6.    Material Indebtedness.    The default by the Company or any of the Guarantors in the performance of any term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, the effect of which is to cause such Material Indebtedness to become due prior to its stated maturity, or any such Material Indebtedness shall be required to be prepaid prior to the stated maturity thereof.

          8.7.    Insolvency.    Any member of the Company Group shall: (a) have an order for relief entered with respect to it under any Debtor Relief Laws, (b) not pay, or admit in writing its inability to pay, its debts generally as they become due, (c) make an assignment for the benefit of creditors, (d) apply for, seek, consent to or acquiesce in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (e) institute any proceeding seeking an order for relief under any Debtor Relief Laws or seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Debtor Relief Laws or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (f) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section or (g) fail to contest in good faith any appointment or proceeding described in Section 8.8; provided, however, that the foregoing as to any member of the Company Group other than Haggar or the Company shall not constitute a Default if such an event would not constitute a Material Adverse Effect.

          8.8.    Receiver.    A receiver, trustee, examiner, liquidator or similar official shall be appointed for any member of the Company Group or any substantial part of their respective property, or a proceeding described in Section 8.7(e) shall be instituted against the Company or any of the Guarantors and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days; provided, however, that the foregoing as to any member of the Company Group other than Haggar or the Company shall not constitute a Default if such an event would not constitute a Material Adverse Effect.

          8.9.    Appropriation.    Any Tribunal shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the property of the Company Group taken as a whole.

          8.10.    Judgments.    The Company or any of the Guarantors shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $1,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith.

          8.11.    ERISA.    Any member of the Company Group shall fail to meet the minimum funding requirements required by the provisions of Section 412 of the Code and Section 302 of ERISA with respect to any Plan, if applicable, or any Reportable Event causing a Material Adverse Effect shall occur in connection with any Plan.

          8.12.    Material Agreement.    The occurrence of a default (including the passage of any applicable period of grace or cure) under any other material agreement, document or instrument to which the Company or any of the Guarantors is a party or by which any of their respective assets are bound, the effect of which would constitute a Material Adverse Effect.

          8.13.    Change in Control.    A Change in Control shall occur.

        Any notice that may be required hereunder need be delivered to the Company only, and no other Person shall be entitled to receive any notices whatsoever under this Agreement, regardless of whether the action, inaction, default or other matter to which such notice relates is by or concerning a Person other than the Company.

ARTICLE 9.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

          9.1.    Remedies Upon-Default.    If any Default described in Sections 8.7 or 8.8 occurs, the Commitments of the Banks to make Advances and of the Agent to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Bank. If any other Default occurs and is continuing, the Agent (on behalf of the Banks) may exercise (and shall exercise at the direction of the Required Banks) any one or more of the following rights and remedies, and any other remedies provided in any of the Loan Documents:

          (a)  terminate the Commitments of the Banks to make Advances hereunder;

          (b)  declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest, notice of default, notice of intention to accelerate or of acceleration, or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any of the Loan Documents to the contrary notwithstanding;

          (c)  reduce any claim to judgment; and/or

          (d)  without notice of default or demand, exercise, pursue or enforce any of the Banks' rights and remedies under the Loan Documents or pursuant to applicable law.

          9.2.    Remedies Upon Unmatured Default.    If any Unmatured Default occurs and is continuing, the Banks or the Agent (on behalf of the Banks) may exercise (and the Agent shall exercise at the direction of the Required Bank), any one or more of the following rights and remedies:

          (a)  to the fullest extent permitted by law, restrict any payment or withdrawals from any or all deposits and other sums at any time credited by or due from such Banks, to Haggar or the Company (other than deposits and other sums being held by such Bank(s) on behalf of Haggar or the Company as fiduciary for or in trust for other Persons), without notice or demand and without liability, for so long as and until such time as such Unmatured Default and any other Unmatured Default is cured; provided, however, that, the foregoing shall in no way be construed to limit such Bank's right of setoff provided to it under Section 9.6 hereof; and/or

          (b)  require the Company, on the next succeeding Business Day, to deposit with the Agent cash in such amounts as the Agent may request, up to a maximum amount equal to the aggregate existing Letter of Credit Exposure of all the Banks. Any amounts so deposited shall be held by the Agent for the ratable benefit of all the Banks as security for the outstanding Letter of Credit Exposure and the other Obligations, and the Company will, in connection therewith, execute and deliver such security agreements in form and substance satisfactory to the Agent which it may reasonably require. As drafts or demands for payment are presented under any Letter of Credit, the Agent shall apply such cash to satisfy such drafts or demands. When either (i) all Letters of Credit have expired and drawings thereunder satisfied by the Company, or (ii) all Defaults and Unmatured Defaults have been waived in writing by the Required Banks or cured to the satisfaction of the Required Banks, the Agent shall release to the Company any remaining cash deposited under this Section 9.2. In addition, as the aggregate existing Letter of Credit Exposure is reduced, the Company may receive, upon its request, return of a portion of such cash deposit equal to the amount of the reduction. Whenever the Company is required to make deposits under Sections 2.12 and 9.2 and fails to do so on the day such deposit is due, the Agent or any Bank may, without notice to the Company, make such deposit (whether by application of proceeds of any collateral for the Obligations, by transfers from other accounts maintained with any Bank, by Advances or otherwise) using any funds then available to any Bank of the Company or Haggar; and/or

          (c)  seek such equitable relief to which the Banks may be entitled.

          9.3.    Amendments and Waivers.    Subject to the terms of this Section 9.3, the Required Banks (or the Agent with the consent in writing of the Required Banks), the Company and each of the Guarantors may enter into other agreements supplemental hereto or to any other Loan Document for the purpose of adding any provisions to this Agreement or other Loan Document or changing in any manner any provision of this Agreement or any other Loan Document or the rights of the Banks or the Company or any Guarantor hereunder or thereunder or waiving any Default or Unmatured Default hereunder; provided, however, that no such supplemental agreement executed pursuant to this sentence shall:

          (a)  Increase a Commitment of a Bank, extend the maturity of a Note or the date of the termination of a Commitment of a Bank or reduce the principal amount of a Note, or reduce the rate of interest thereon or of any fees or other amount due hereunder or change the time of payment of interest thereon or of any fees or other amount due hereunder, or waive any non-payment of principal, interest, fees or other amounts then existing, without, in each case, the consent of each Bank affected thereby;

          (b)  Reduce the percentage specified in the definition of Required Banks, without the consent of all the Banks;

          (c)  Permit the Company or any Guarantor to assign its rights and obligations under any Loan Document without the consent of all the Banks;

          (d)  Release the Parent Guaranty or Subsidiary Guaranty or any Guarantor from either without the consent of all the Banks;

          (e)  Amend this Section without the consent of all of the Banks; or

          (f)    Amend Sections 2.9 or 12.1 in a manner that would alter the pro rata sharing of payments required thereby without the consent of all of the Banks.

  No amendment of any provision of this Agreement or any other Loan Document relating to the Agent shall be effective without the written consent of the Agent.

          9.4.    Preservation of Rights.    No delay or omission of the Banks or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Banks required pursuant to Section 9.3, and then only to the extent specifically set forth in such writing.

          9.5.    Performance by Agent or Banks.    Should the Company or any other Person fail to perform any covenant, duty or agreement contained herein or in any of the Loan Documents, the Agent or any Bank may perform or attempt to perform such covenant, duty or agreement on behalf of the Company or such other Person. In such event, the Company shall, at the request of the Agent or any Bank, promptly pay any amount expended by the Agent or any Bank in such performance or attempted performance to the Agent or any Bank at its principal office as specified herein, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, the Agent and the Banks do not assume any liability or responsibility for the performance of any duties of the Company or any other Person hereunder or under any of the Loan Documents or other control over the management and affairs of the Company or any other Person.

          9.6.    Rights of Setoff.    Haggar and the Company hereby expressly grant to the Banks the right of setoff against all deposits and other sums at any time credited by or due from the Banks, or any of them, to Haggar or the Company (other than deposits and other sums being held by the Banks on behalf of Haggar or the Company as fiduciary for or in trust for other Persons) in accordance with the provisions of this Section 9.6. The rights of the Banks under this Section 9.6 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Banks, or any of them, may have under law or equity or by agreement. Upon the occurrence and during the continuance of any Default, the Banks are hereby authorized at any time and from time to time, to the fullest extent permitted by law, at their option, without notice or demand and without liability, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Banks to or for the credit or the account of Haggar or the Company against any and all of their respective Obligations now or hereafter existing under this Agreement, the Notes and the other Loan Documents, in such order and manner as the Banks may determine in their sole discretion, irrespective of whether the Banks shall have made any demand under this Agreement or the Notes and although such Obligations may be unmatured.

          9.7.    Remedies Cumulative, Concurrent and Non-Exclusive.    The Banks shall have all rights, options, remedies and recourses granted in the Loan Documents and available at law or equity and same (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against the Company or any other Person obligated under the Loan Documents or against any one or more of them, at the sole discretion of the Banks, (c) may be exercised as often as the occasion therefor shall arise, it being agreed by the Company that the exercise or failure to exercise any of same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive.

ARTICLE 10.

GENERAL PROVISIONS

          10.1.    Benefit of Agreement.    The terms and provisions of this Agreement and the Notes shall be binding upon and inure to the benefit of the Company, Haggar and the Banks party thereto and their permitted successors and assigns. Neither the Company nor Haggar shall have the right to assign any of its rights or transfer any of its obligations under this Agreement or under any other Loan Documents without the prior written consent of each Bank (and any attempted assignment or transfer by the Company or Haggar without such consent shall be null and void). The Banks may assign only such of their rights under this Agreement as is provided in Section 10.2.

          10.2.    Assignments and Participations.

          (a)  (i)    Subject to the conditions set forth in paragraph (a)(ii) below, any Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

              (A)  the Company, provided that no consent of the Company shall be required for an assignment to a Bank, an Affiliate of a Bank, an Approved Fund (as defined below) or, if a Default under Sections 8.2, 8.7 or 8.8 has occurred and is continuing, any other assignee; and

              (B)  the Agent, provided that no consent of the Agent shall be required for an assignment of any Commitment to an assignee that is a Bank with a Commitment immediately prior to giving effect to such assignment.

            (ii)  Assignments shall be subject to the following additional conditions:

              (A)  except in the case of an assignment to a Bank or an Affiliate of a Bank or an assignment of the entire remaining amount of the assigning Bank's Commitment or Loans, the amount of the Commitment or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Company and the Agent otherwise consent, provided that no such consent of the Company shall be required if a Default under Section 8.2, 8.7 or 8.8 has occurred and is continuing;

              (B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank's rights and obligations under this Agreement and the other Loan Documents;

              (C)  the parties to each assignment shall execute and deliver to the Agent an assignment in form and substance satisfactory to the Agent, together with a processing and recordation fee of $3,500;

              (D)  the assignee, if it shall not be a Bank, shall deliver to the Agent an administrative questionnaire on the Agent's standard form; and

              (E)  in the case of an assignment to a CLO (as defined below), the assigning Bank shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the assignment between such Bank and such CLO may provide that such Bank will not, without the consent of such CLO, agree to any amendment, modification or waiver described in clause (a) through (f) of Section 9.3 that affects such CLO.

        For the purposes of this Section 10.2(a), the terms "Approved Fund" and "CLO" have the following meanings:

        "Approved Fund" means (a) a CLO and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Bank or by an Affiliate of such investment advisor.

        "CLO" means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Bank or an Affiliate of such Bank.

            (iii)  Subject to acceptance and recording thereof pursuant to paragraph (a)(iv) of this Section, from and after the effective date specified in each assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment, have the rights and obligations of a Bank under this Agreement and the other Loan Documents, and the assigning Bank thereunder shall, to the extent of the interest assigned by such assignment, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Article 3 and Sections 10.5 and 10.11). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 10.2 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (b) of this Section.

            (iv)  The Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each assignment delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and Haggar, the Company and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Haggar, the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

            (v)  Upon its receipt of a duly completed assignment executed by an assigning Bank and an assignee, the Notes of the assigning Bank, the assignee's completed administrative questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (a) of this Section, the Agent shall accept such assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (b)  (i)    Any Bank may, without the consent of the Company or the Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Bank's rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Bank's obligations under this Agreement shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Haggar, the Company, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a) through (f) of Section 9.3 that affects such Participant. Subject to paragraph (b)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Article 3 and Sections 10.5 and 10.11 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (a) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.6 as though it were a Bank, provided such Participant agrees to be subject to Section 12.1 as though it were a Bank.

            (ii)  A Participant shall not be entitled to receive any greater payment under Article 3 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. A Participant that would be a Foreign Lender if it were a Bank shall not be entitled to the benefits of Section 10.5 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 10.5 as though it were a Bank.

          (c)  Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

          (d)  By executing and delivering an assignment agreement providing for the assignment of all or a portion of the interests, rights and obligations of a Bank under this Agreement and the other Loan Documents, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby, such assignor Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document; (ii) such assignor Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of any member of the Company Group or the performance or observance by the Company or any Guarantor of any of its obligations under any

  Loan Document; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements of the Company previously delivered in accordance herewith and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such an assignment agreement; (iv) such assignee will, independently and without reliance upon the Agent, such assignor Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of the Loan Documents are required to be performed by it as a Bank.

          (e)  Contemporaneously with the receipt by the Agent of an assignment agreement, the Company, at its own expense, shall execute and deliver to the Agent in exchange for each Note surrendered under the terms of clause (a)(v), a new Note payable to the order of the assignee in an amount equal to the Commitment and/or Loans assumed by it pursuant to such assignment agreement and, if the assigning Bank retained any Commitment, a new Note payable to the assigning Bank in an amount equal to the Commitment retained. Such new Note shall be dated the effective date of such assignment agreement and shall otherwise be in substantially the form of the surrendered Note. Thereafter, each surrendered Note shall be marked canceled and returned to the Company.

          (f)    Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company furnished to such Bank by or on behalf of the Company.

          10.3.    Survival of Representations.    All representations and warranties of the Company and the Guarantors contained in this Agreement and the other Loan Documents shall survive delivery of the Notes and the making of the Loans.

          10.4.    Government Regulation.    Anything contained in this Agreement to the contrary notwithstanding, no Bank shall be obligated to extend credit to the Company in violation of any limitation or prohibition provided by any applicable Law.

          10.5.    Taxes.

          (a)  Any and all payments by or on account of any obligation of the Company or any Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Company or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or the Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant Tribunal in accordance with applicable law.

          (b)  In addition, the Company shall pay any Other Taxes to the relevant Tribunal in accordance with applicable law.

          (c)  The Company shall indemnify the Agent and each Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent or Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Company or any Guarantor hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant tribunal. A certificate as to the amount of such payment or liability delivered to the Company by a Bank, or by the Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

          (d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company or any Guarantor to a Tribunal, the Company shall deliver to the Agent the original or a certified copy of a receipt issued by such Tribunal evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

          (e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement and the other Loan Documents shall deliver to the Company (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate.

          10.6.    CHOICE OF LAW.    THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF TEXAS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

          10.7.    Headings.    Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

          10.8.    ENTIRETY: WRITTEN AGREEMENT.    THE FEE LETTER DATED APRIL 14, 2002 AMONG THE COMPANY, JPMORGAN CHASE BANK AND J.P. MORGAN SECURITIES INC., THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS (INCLUDING THE PRIOR AGREEMENT), REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

          10.9.    Accounting.    Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations herein shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with, GAAP as in effect from time to time, applied on a consistent basis. Compliance with Sections 7.6, 7.7, 7.8(a), and 7.9 shall be determined on a consolidated basis for the Company Group, in accordance with GAAP.

          10.10.    Several Obligations.    The respective obligations of the Banks hereunder are several and not joint and no Bank shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Bank to perform any of its obligations hereunder shall not relieve any other Bank from any of its obligations hereunder.

          10.11.    Expenses; Indemnification.    The Company shall reimburse the Banks for any and all reasonable costs and out-of-pocket expenses (including attorneys' fees) paid or incurred by the Banks in connection with the preparation, execution and delivery of this Agreement or any other

  Loan Document and the amendment, modification, enforcement of and collection under the Loan Documents. The Company agrees to indemnify the Agent and each Bank, and its or their directors, officers and employees against all losses, claims, damages, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Bank is a party to such litigation) that may be imposed on, incurred by or asserted against any of them in any way relating to, or arising out of, the Loan Documents or any of the transactions contemplated therein, but only to the extent that such loss, claim, damage, liability or expense is occasioned by or arises out of the action, failure to act or default of any member of the Company Group. Each Bank against which an adverse judgment is entered agrees to reimburse the Company (based on its Ratable Share to the extent that more than one Bank should be liable to the Company therefor pursuant to this Section 10.11), for its expenses of litigation or preparation therefor in any action against such Bank to enforce the performance of its obligations hereunder, but only in the event that the judgment in such action is adverse to such Bank. The obligations of the Company under this Section shall survive the termination of this Agreement and the payment of the Obligations.

          10.12.    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          10.13.    CHOICE OF FORUM.    HAGGAR AND THE COMPANY, ON BEHALF OF THEMSELVES AND THEIR SUBSIDIARIES, ACKNOWLEDGE AND AGREE THAT ALL OBLIGATIONS HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS ARE FULLY PERFORMABLE IN DALLAS COUNTY, TEXAS.    ANY SUIT, ACTION OR PROCEEDING AGAINST ANY MEMBER OF THE COMPANY GROUP, THE BANKS OR ANY OTHER PERSON WITH RESPECT TO THIS AGREEMENT, THE NOTE, OR ANY OTHER LOAN DOCUMENT, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, SHALL BE BROUGHT EITHER IN THE COURTS OF THE STATE OF TEXAS, COUNTY OF DALLAS, OR IN THE UNITED STATES COURTS LOCATED IN THE STATE OF TEXAS, NORTHERN DISTRICT, AND HAGGAR AND THE COMPANY, ON BEHALF OF THEMSELVES AND THEIR SUBSIDIARIES, AND THE BANKS, HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH SUIT, ACTION OR PROCEEDING.

          10.14.    Revolving Credit.    Pursuant to Section 346.004 of Chapter 346 of the Texas Finance Code, the provisions of Chapter 346 shall not govern or in any manner apply to this Agreement or the Loan.

ARTICLE 11

THE AGENT

          11.1.    Appointment and Powers.    Each of the Banks hereby appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents (and continues the agency created under the Prior Agreement). The Agent agrees to act as such upon the express conditions contained in this Article. The duties of the Agent shall be administrative in nature and the Agent shall not have a fiduciary relationship in respect of any Bank by reason of this Agreement.

          11.2.    Powers.    The Agent shall have and may exercise such powers hereunder and under the other Loan Documents as are specifically delegated to the Agent by the terms hereof or by any other writing signed by the Required Banks, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action hereunder or exercise any right or remedy with respect to any Unmatured Default or Default, except as specifically provided by this Agreement or requested by the Required Banks.

          11.3.    Possession of Instruments by the Agent.    The Agent shall exercise all rights and remedies under the Notes and the Loan Documents and take all actions with respect thereto in accordance with the request or direction of the Required Banks, or otherwise as and to the extent provided herein or in the other Loan Documents; provided, however, that the Agent may take such actions in its name without the joinder of the Banks, and all third parties shall be entitled to rely on the actions taken by the Agent with respect to any of the Loan Documents and the execution by the Agent of any and all agreements, financing statements, affidavits, notices or any other type of document or instrument pertaining thereto, including, without limitation, in connection with the exercise of any rights or remedies of the Banks under the Loan Documents (and specifically including any legal proceedings), and the same shall be binding upon all the Banks as to any third party relying on such actions of the Agent. Notwithstanding anything to the contrary expressed or implied herein or in the Notes or any other Loan Document, each Bank shall be deemed a holder of each Note and a separate payee, with a separate right to payment thereunder to the extent of its pro rata part of payments to be made thereunder in accordance with the terms of this Agreement.

          11.4.    Debtor-Creditor Relationship.    Each Bank has and shall maintain a direct creditor-debtor relationship with the Company and/or any of the Guarantors and will have direct recourse, singly or in the aggregate, against the Company and/or any of the Guarantors. Notwithstanding the foregoing, any right, remedy, action, omission or waiver respecting this Agreement, the Notes and the other Loan Documents shall only be exercised, made, taken, or permitted by the Agent, acting upon the direction of the Required Banks, as the agent for all the Banks; provided, that in the event of any bankruptcy proceedings or other legal proceedings relating to this Agreement against the Company or any of the Guarantors, each Bank shall be entitled, at its option, to bring or join in such proceedings in its own name.

          11.5.    General Immunity.    Neither the Agent nor any of its respective directors, officers, agents or employees shall be liable to the Banks or any Bank for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct, it being the intention of the Banks that such parties shall not be liable for the consequences of their own negligence (other than gross negligence).

          11.6.    No Responsibility for Loans, Recitals, etc.    The Agent shall not be responsible to the Banks for any recitals, reports, statements, warranties or representations herein or any Loans or be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement.

          11.7.    RIGHT TO INDEMNITY.    EACH OF THE BANKS SHALL, RATABLY IN ACCORDANCE WITH THEIR RATABLE SHARE, INDEMNIFY THE AGENT (TO THE EXTENT NOT REIMBURSED BY THE COMPANY) FOR AND AGAINST ANY COST, EXPENSE (INCLUDING ATTORNEY'S FEES AND DISBURSEMENTS), CLAIM, DEMAND, ACTION, LOSS OR LIABILITY (EXCEPT SUCH AS RESULT FROM THE AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) THAT THE AGENT MAY SUFFER OR INCUR IN CONNECTION WITH THE PRIOR AGREEMENT, ANY LOAN DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY THE AGENT THEREUNDER, IN ITS CAPACITY AS THE AGENT, INCLUDING, WITHOUT LIMITATION, MATTERS ARISING OUT OF THE AGENT'S OWN NEGLIGENCE (OTHER THAN ITS GROSS NEGLIGENCE). The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks, ratably in accordance with their respective

  Ratable Shares, against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

          11.8.    Action on Instructions of the Banks.    The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with written instructions signed by the Required Banks, except as to those matters enumerated in Section 9.3 as to which the consent of all of the Banks is required, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and on all holders of Notes.

          11.9.    Employment of the Agent and Counsel.    The Agent may execute any of its respective duties as the Agent hereunder by or through employees, agents and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or them or its or their authorized agents, for the default or misconduct of any such employees, agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its respective duties hereunder.

          11.10.    Reliance on Documents; Counsel.    The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent.

          11.11.    May Treat Payee as Owner.    The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been received by the Agent in accordance with Section 10.2. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

          11.12.    The Agent's Reimbursement.    Each Bank agrees to reimburse the Agent in proportion to such Bank's Ratable Share for any expenses not reimbursed by the Company (a) for which the Agent is entitled to reimbursement by the Company under the Loan Documents and (b) for any other expenses incurred by the Agent on behalf of the Banks, including those in connection with the amendment, modification, enforcement of, and collection under the Loan Documents, but specifically excluding those in connection with their preparation, execution or delivery.

          11.13.    Rights as a Bank.    With respect to its Commitment, Loans made by it and the Note issued to it, the Agent shall have the same rights and powers hereunder as any Bank and may exercise or refrain from exercising the same as though it were not the Agent and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, tend money to and generally engage in any kind of banking or trust business with Haggar, the Company or any of the Guarantors as if it were not the Agent.

          11.14.    Bank Credit Decision.    Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to in Section 5.5 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents.

          11.15.    Successor Agent.    The Agent may resign at any time by giving written notice thereof, no later than thirty (30) days prior to the date such resignation will become effective, to the Banks, the Company and the Guarantors, and may be removed at any time with cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right, with the consent of the Company, which consent shall not be unreasonably withheld, to appoint, on behalf of the Banks, a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving notice of resignation or removal, then the Company may appoint, with the consent of the Required Banks, which shall not be unreasonably withheld, on behalf of the Banks, a successor agent. If no successor agent shall have been so appointed by the Company and shall have accepted such appointment within sixty (60) days after the retiring Agent's giving notice of resignation or removal, then the retiring or removed Agent may appoint, on behalf of the Banks, a successor Agent. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as the Agent, the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder.

          11.16.    Distribution of Information.    Subject to the provisions of Section 6.7, the Company authorizes the Agent to discuss with and furnish to the Banks all financial statements audit reports and other information pertaining to the Company and the Guarantors whether such information was provided by the Company or prepared or obtained by such Agent and whether or not such information was requested by the Agent or the Banks. Neither the Agent nor any of its employees, officers, directors or agents makes any representation or warranty regarding any audit reports or other analyses of the Company's and the Guarantors' condition that the Agent distributes, whether such information was provided by the Company or the Guarantors or was prepared or obtained by the Agent, nor shall the Agent or any of its employees, officers, directors or agents be liable to any Person or entity receiving a copy of such reports or analyses for any inaccuracy or omission contained in or relating thereto.

          11.17.    Non-Advancing Banks.    In the absence of an occurrence of a Default and in the event that any Bank shall fail or refuse to advance its Ratable Share of any Advance, as required hereunder, the Agent shall notify the other Banks of such failure and such remaining Banks shall advance such non-advancing Bank's portion but only to the extent that such additional amount would not cause the outstanding principal balance of each such Bank's Note to exceed its Commitment and subject to compliance with the other terms and conditions of this Agreement. Upon making any such Advance, and notwithstanding anything to the contrary expressed or implied herein or in the Notes or any of the other Loan Documents, all subsequent payments made on the Loans or from the exercise of right of setoff or other remedies under the Loan Documents, shall be paid to only the Banks other than the non-advancing Bank (and the non-advancing Bank shall not be entitled to receive the same), to be applied pro rata in accordance with the amounts advanced by each such advancing Bank, until the amounts advanced by such Banks on behalf of the non-advancing Bank have been repaid in full. In addition, any Banks that advance funds on behalf of a non-advancing Bank pursuant to this Section 11.17 shall have a claim against such non-advancing Bank for the amounts so advanced and shall be entitled to all rights and remedies at law or in equity to recover any unpaid amounts. In the event of the foregoing, the Agent will use reasonable efforts to suggest to the Company an alternative bank to replace such non-advancing Bank, without any assurances in such connection that any alternative bank may be amenable to becoming a Bank.

          11.18.    Benefit of the Banks.    Other than Section 11.15 and 11.17, all terms, conditions and agreements set forth in this Article 11 are for the sole and exclusive benefit of the Banks, and neither the Company, the Guarantors nor any other Person shall be entitled to rely on or seek the benefit of such provisions.

          11.19.    Documentation Agents.    Comerica Bank—Texas and Guaranty Bank have been designated as "documentation agents" in recognition of the level of each of their respective Commitments. Neither Comerica Bank—Texas nor Guaranty Bank: (i) is an agent for any of the Banks, (ii) has any fiduciary relationship with any other Bank or (iii) shall have any obligations hereunder other than those arising in its capacity as a Bank.

ARTICLE 12.

RATABLE PAYMENTS

          12.1.    Ratable Payments.    Subject to the terms of Section 11.17, in case at any time any Bank, whether by setoff or otherwise, has payment made to it under the Loan Documents in a greater proportion than received by any other Bank under the Loan Documents, such Bank so receiving such greater proportionate payment agrees to purchase a portion of the Advances held by the other Banks so that after such purchase each Bank will hold its ratable proportion of the Advances. In case any such payment is disturbed by legal process or otherwise, appropriate further adjustments shall be made. Any Bank executing this Agreement may, to the fullest extent permitted by Law, exercise all of its rights of payment as if such Bank were the direct creditor of the Company (but without affecting in any way the provisions of Article 9 hereof).

ARTICLE 13.

NOTICES

          13.1.    Notice.    Except in the case of notices and other communications expressly permitted to be given by telephone or other means, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

            (i)    if to Company or any Guarantor, to it at 6113 Lemmon Avenue, Dallas, TX 75209, Attention of Chief Financial Officer (Telecopy No. 214.956.4446)

            (ii)  if to the Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Agency Services (Telecopy No. (212) 552-2261), with a copy to JPMorgan Chase Bank, 2200 Ross Avenue, 3rd Floor, Dallas, TX 75201, Attention of Allen K. King, Vice President (Telecopy No. (214) 965-2044);

            (iii)  if to any other Bank, to it at its address (or telecopy number) set forth in Schedule 5.

Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Agent and the applicable Bank. The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

ARTICLE 14.

COUNTERPARTS

        This Agreement may be executed in any number counterparts and on telecopy counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

ARTICLE 15.

AMENDMENT AND RESTATEMENT

        Neither execution of this Agreement nor any Notes extinguishes the indebtedness outstanding in connection with the Prior Agreement nor do they constitute a novation with respect to such indebtedness. The Company, Haggar, the Agent and the Banks ratify and confirm each of the Loan Documents entered into prior to the Effective Date (but excluding the Prior Agreement) and agree that such Loan Documents continue to be legal, valid, binding and enforceable in accordance with their respective terms. However, for all matters arising prior to the Effective Date (including, without limitation, the accrual and payment of interest and fees, and matters relating to indemnification and compliance with financial covenants), the terms of the Prior Agreement (as unmodified by this Agreement) shall control and are hereby ratified and confirmed. Without limiting the generality of the foregoing and notwithstanding any Loan Document to the contrary, Company, Haggar, each other Guarantor, Agent and the Banks agree and acknowledge that:

            (i)    the term "Credit Agreement" as used in each Loan Document means this Agreement;

            (ii)  the term "Credit Documents" as used in each Loan Document includes without limitation, this Agreement, each Application and the Notes executed pursuant hereto; and

            (iii)  the term "Obligations" as used in the Parent Guaranty and Subsidiary Guaranty includes without limitation, the Obligations as defined herein, including, the Obligations attributable to the increase in the commitments contemplated hereby.

The Company and each Guarantor represent and warrant that as of the Effective Date there are no claims or offsets against or rights of recoupment with respect to or defenses or counterclaims to its obligations under the Prior Agreement or any of the Loan Documents. IN ACCORDANCE WITH THE FORGOING, EACH OF THE COMPANY, HAGGAR AND, BY EXECUTION OF THIS AGREEMENT, EACH OF THE OTHER GUARANTORS HEREBY:

              (A)  WAIVER. WAIVES ANY AND ALL SUCH CLAIMS, OFFSETS, DEFENSES, RIGHTS OF RECOUPMENT OR COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE DATE OF ITS EXECUTION OF THIS AGREEMENT AND

              (B)  RELEASE. RELEASES AND DISCHARGES THE AGENT AND THE BANKS, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SHAREHOLDERS, AFFILIATES AND ATTORNEYS (COLLECTIVELY THE "RELEASED PARTIES") FROM ANY AND ALL OBLIGATIONS, INDEBTEDNESS, LIABILITIES, CLAIMS, RIGHTS, RIGHTS OF RECOUPMENT, CAUSES OF ACTION OR DEMANDS WHATSOEVER, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, IN LAW OR EQUITY, WHICH IT EVER HAD, NOW HAS, CLAIMS TO HAVE OR MAY HAVE AGAINST ANY RELEASED PARTY ARISING PRIOR TO THE DATE HEREOF AND FROM OR IN CONNECTION WITH THE PRIOR AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

        EXECUTED as of the date first above written.

Company and Haggar:

HAGGAR CLOTHING CO., a Nevada corporation HAGGAR CORP., a Nevada corporation

By:	/s/ J. M. Haggar, III
J. M. Haggar, III Chief Executive Officer for both

Agent:

JPMORGAN CHASE BANK (formerly The Chase Manhattan Bank who was successor in interest by merger to Chase Bank of Texas, National Association who was formerly Texas Commerce Bank National Association), Individually and as the Agent

By:	/s/ Allen K. King
	Name:	Allen K. King
	Title:	Vice President, JPMorgan Chase Bank

Banks:

GUARANTY BANK

By:	/s/ Robert S. Hays
	Name:	Robert S. Hays
	Title:	Senior Vice President

COMERICA BANK—TEXAS

By:	/s/ Margareth K. Fanini
	Name:	Margareth K. Fanini
	Title:	Corporate Banking Officer

BANK OF AMERICA, N.A.

By:	/s/ Frank M. Johnson
	Name:	Frank M. Johnson
	Title:	Senior Vice President

SOUTHWEST BANK OF TEXAS

By:	/s/ Preston Moore
	Name:	Preston Moore
	Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Amanda Smith
	Name:	Amanda Smith
	Title:	Assistant Vice President

THE BANK OF NOVA SCOTIA

By:	/s/ N. Bell
	Name:	N. Bell
	Title:	Senior Manager

Consent of Domestic Subsidiaries

        Each of the undersigned Subsidiaries hereby (a) agrees that the Subsidiary Guaranty is and shall remain in full force and effect; (b) ratifies and confirms all terms and provisions of the Subsidiary Guaranty, (c) acknowledges its consent and agreement to this Agreement (including without limitation, the provisions of Sections 7.14, 10.5, 10.13 and Article 15 hereof) and agrees to be bound thereby, and (d) reaffirms all agreements and obligations under the Subsidiary Guaranty with respect to the Loans, the Notes, the Agreement and all other documents, instruments or agreements governing, securing or pertaining to the Loans.

BOWIE MANUFACTURING COMPANY, a Nevada corporation
CORSICANA COMPANY, a Nevada corporation
DALLAS PANT MANUFACTURING COMPANY, a Nevada corporation
GREENVILLE PANT MANUFACTURING COMPANY, a Nevada corporation
MCKINNEY PANT MANUFACTURING COMPANY, a Nevada corporation
OLNEY MANUFACTURING COMPANY, a Nevada corporation
WAXAHACHIE GARMENT COMPANY, a Nevada corporation
LA ROMANA MANUFACTURING CORPORATION, a Nevada corporation
HAGGAR SERVICES, INC., a Texas corporation
DUNCAN MANUFACTURING COMPANY, an Oklahoma corporation
WESLACO CUTTING, INC., a Nevada corporation
WESLACO SEWING, INC., a Nevada corporation
HAGGAR DIRECT, INC., a Nevada corporation
SAN GABRIEL ENTERPRISES, INC., a Texas corporation
MULTIPLES, U.S.A., INC., a Texas corporation
EDINBURG DIRECT GARMENT COMPANY, INC., a Texas corporation
WESLACO DIRECT CUTTING COMPANY, INC., a Texas corporation
HAGGAR.COM, INC., a Texas corporation
JERELL CLOTHING MANAGEMENT, INC., a Texas corporation
JERELL, LTD, a Texas limited partnership
HAGGAR CANADA, INC, a Nevada corporation
By:	/s/ J. M. HAGGAR, III J. M. Haggar, III Chairman/Chief Executive Officer of each Subsidiary

INDEX TO SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1	—	Current Members of the Boards of Directors of Haggar and the Company
Schedule 2	—	Existing Standby Letters of Credit
Schedule 3	—	Domestic and Foreign Subsidiaries
Schedule 4	—	Commitments
Schedule 5	—	Addresses for Notices
Schedule 6	—	Existing Indebtedness

EXHIBITS

Exhibit A	—	Form of Borrowing Base Certificate
Exhibit B	—	Form of Note
Exhibit C	—	Compliance Certificate

SCHEDULE 1
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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

CURRENT MEMBERS OF THE BOARDS OF DIRECTORS
OF HAGGAR AND THE COMPANY

HAGGAR CORP	HAGGAR CLOTHING CO.
J. M. HAGGAR, III FRANK BRACKEN RAE F. EVANS RICHARD W. HEATH JOHN C. TOLLESON DONALD E. GODWIN	J. M. HAGGAR, III FRANK BRACKEN

SCHEDULE 2
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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

STANDBY
LETTERS OF CREDIT OUTSTANDING
As of March 31, 2002

BENEFICIARY	LC #	MATURITY	AMOUNT
NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURG, PA.	D424918	12/31/02	$1,941,624
TRAVELERS INSURANCE COMPANY	D418099	12/31/02	$700,000
CIGNA INSURANCE COMPANY	D467819	09/30/02	$4,084,586
IBM CREDIT CORP.	D224687	06/30/03	$564,000

SCHEDULE 3
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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SUBSIDIARIES

COMPANY NAME & ADDRESS	SITUS OF INCORPORATION
DOMESTIC
Bowie Manufacturing Company 6113 Lemmon Avenue, Dallas, TX 75209	Nevada
Corsicana Company 6113 Lemmon Avenue, Dallas, TX 75209	Nevada
Dallas Pant Manufacturing Company 6113 Lemmon Avenue, Dallas, TX 75209	Nevada
Greenville Pant Manufacturing Company 6113 Lemmon Avenue, Dallas, TX 75209	Nevada
McKinney Pant Manufacturing Company 6113 Lemmon Avenue, Dallas, TX 75209	Nevada
Olney Manufacturing Company 6113 Lemmon Avenue, Dallas, TX 75209	Nevada
Waxahachie Garment Company 6113 Lemmon Avenue, Dallas, TX 75209	Nevada
La Romana Manufacturing Corporation 6113 Lemmon Avenue, Dallas, TX 75209	Nevada
Haggar Services, Inc. 6113 Lemmon Avenue, Dallas, TX 75209	Texas
Duncan Manufacturing Company 6113 Lemmon Avenue, Dallas, TX 75209	Oklahoma
Haggar Corp. (Parent) 6113 Lemmon Avenue, Dallas, TX 75209	Nevada
Haggar Clothing Co. 6113 Lemmon Avenue, Dallas, TX 75209	Nevada
Weslaco Sewing, Inc. 6113 Lemmon Avenue, Dallas, TX 75209	Nevada
Weslaco Cutting, Inc. 6113 Lemmon Avenue, Dallas, TX 75209	Nevada
Haggar Direct, Inc. 6113 Lemmon Avenue, Dallas, TX 75209	Nevada
San Gabriel Enterprises, Inc. 6113 Lemmon Avenue, Dallas, TX 75209	Texas
Multiples, U.S.A., Inc. 6113 Lemmon Avenue, Dallas, TX 75209	Texas

1

Edinburg Direct Garment Company, Inc. 1407 E. Freddy Gonzalez, Edinburg, TX 78539	Texas
Weslaco Direct Cutting Company, Inc. 1801 E. Haggar Avenue, Weslaco, TX 78596	Texas
Haggar.Com, Inc. 6113 Lemmon Avenue, Dallas, TX 75209	Texas
Jerell Clothing Management, Inc. 6113 Lemmon Avenue, Dallas, TX 75209	Texas
Jerell, Ltd. 6113 Lemmon Avenue, Dallas, TX 75209	Texas
Haggar Canada, Inc. 6113 Lemmon Avenue, Dallas, TX 75209	Nevada
FOREIGN
Haggar Mex. S.A. de C.V. 6113 Lemmon Avenue, Dallas, TX 75209	Mexico
Haggar Apparel Ltd. 6113 Lemmon Avenue, Dallas, TX 75209	United Kingdom
Haggar Canada Co. 6113 Lemmon Avenue, Dallas, TX 75209	Nova Scotia, Canada
Haggar Japan Co., Ltd. 6113 Lemmon Avenue, Dallas, TX 75209	Japan

2

SCHEDULE 4
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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

COMMITMENTS

Bank	Commitment
JPMorgan Chase Bank	$19,000,000.00
Comerica Bank	$17,000,000.00
Guaranty Bank	$17,000,000.00
Bank of America, N.A.	$15,000,000.00
Southwest Bank of Texas, N.A.	$14,000,000.00
U.S. Bank National Association	$14,000,000.00
The Bank of Nova Scotia	$14,000,000.00

$110,000,000.00

SCHEDULE 5
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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ADDRESSES FOR NOTICES

GUARANTY BANK		COMERICA BANK-TEXAS
8333 Douglas Avenue		Mail Code 6525
Dallas, TX 75225		P. 0. Box 650282
Robert Hays		Dallas, TX 75265-0282
Phone:	(214) 360-2821
Fax:	(214) 360-8908	Physical address—
e-mail:	bob.hays@guarantygroup.com	8828 Stemmons Freeway, Suite 441
Dallas, TX 75247
Kim Thompson		Rick L. Rudolph
Phone:	(214) 360-2609	Phone:	(214) 589-1319
Fax:	(214) 360-85109	Fax:	(214) 589-1360
e-mail:	kim.thompson@guarantygroup.com	e-mail:	rick_l_rudolph@comerica.com
Margareth K. Fanini
Corporate Banking Officer
		Phone:	(214) 589-1343
		Fax:	(214) 589-1360
		e-mail:	margareth_x_fanini@comerica.com
THE BANK OF NOVA SCOTIA		BANK OF AMERICA, N.A.
1100 Louisiana, Suite 3000		100 N. Tryon Street
Houston, TX 77002		Mail Station: NC1-007-17-12
Richard Bartolo		Charlotte, NC 28255
Phone:	(713) 759-3453	Doug Bolt
Fax:	(713) 752-2425	Phone:	(704) 386-7227
e-mail:	richard_bartolo@scotiacapital.com	Fax:	(704) 386-3271
		e-mail:	mailto:doug.j.bolt@bankofamerica.com
John Kallina
Phone:	(713) 759-3439	Frank Johnson
Fax:	(713) 752-2425	Phone:	(214) 209-3091
e-mail:	john_kallina@scotiacapital.com	Fax:	(214) 209-0980
		e-mail:	frank.m.johnson@bankofamerica.com
SOUTHWEST BANK OF TEXAS, N.A.		U.S. BANK NATIONAL ASSOCIATION
5 Post Oak Parkway		One U.S. Bank Plaza, Tram 12-3
4400 Post Oak Parkway, 4th Floor		St. Louis, MO 63101
Houston, TX 77027		Amanda A. Smith
Preston Moore		Phone:	(314) 418-3638
Phone:	(713) 232-1083	Fax:	(314) 418-3859
Fax:	(713) 232-5925	e-mail:	amanda.a.smith@usbank.com
e-mail:	prestonm@swbanktx.com
Greg Dryden
		Phone:	(314) 418-3983
		Fax:	(314) 418-3859
		e-mail:	gregory.l.dryden@usbank.com

SCHEDULE 6
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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Existing Indebtedness

Owed by	Approximate Amount at 3/31/2002	Noteholder	Secured By	Guarantor
Bowie Mfg. Co.	$2,300,000	IRB	Equipment	Haggar Clothing Company
Haggar Clothing Company	$10,714,000	Allstate Life Insurance Company	N/A	Haggar Corp
Haggar Clothing Company	$9,113,597	National Life of Vermont	Key Man Life Insurance Policy	N/A
Jerrell, Inc.	$66,250	Gerber Technology	Equipment	N/A

	$22,193,847

EXHIBIT A
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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

BORROWING BASE CERTIFICATE

BORROWING BASE CERTIFICATE
(for the month                ending or as of                )

HAGGAR CLOTHING CO.

TO:	JPMORGAN CHASE BANK 2200 Ross Avenue P.O. Box 660197 Dallas, Texas 75266 Attention: Allen King
DATE:	, 200
RE:
Second Amended and Restated Credit Agreement dated as of June 13, 2002 (as amended, the "Agreement"), by and among Haggar Clothing Co., Haggar Corp., JPMorgan Chase Bank and the Banks listed in the Agreement.

1.	Receivables
	A.	Total Receivables				$
	B.	Less:
		(i)	affiliate and employee Receivables	$(	)
		(ii)	Receivables unpaid after 90 days after date of invoice (or the effective date of Dated Invoices)	$(	)
		(iii)	Receivables subject to Lien	$(	)
		(iv)	Receivables with respect to which goods are placed on consignment, guaranteed sale or other terms by reason of which the payment obligation of the account debtor may be conditional, but only to the extent that such Receivables equal or exceed $500,000 in the aggregate.	$(	)
		(v)	all uncollectible Receivables	$(	)
		(vi)	reserve for "discounts"	$(	)
		(vii)	reserve for "build-ups"	$(	)
		(viii)	reserve for "deductions"	$(	)
		(ix)	other reserves	$(	)
	C.	Preliminary Total of Eligible Receivables				$
	D.	5%of line C				$
	E.	Total Dated Invoices included in line C.				$
	F.	If line E greater than line D, Line E minus line D =				$(	)
	G.	Total of Eligible Receivables (line C minus line F)				$
	H.	80% of Total Eligible Receivables (i.e., line G)				$
2.	Inventory					$
	A.	Total Inventory per attached summary schedule				$(	)
	B.	Less: ineligible Inventory (i.e., subject to Liens)		$(	)
	C.	Total Eligible Inventory				$
	D.	50% of Eligible Inventory				$
3.	Borrowing Base
	A.	(i)	80% of Eligible Receivables (from line H)			$
		(ii)	50% of Eligible Inventory (from line D)			$
	B.	Borrowing Base Formula Sum				$
	C.	Less: amount by which (A)(ii) is greater than 60% of the Total Commitments (i.e., $66,000,000)		$(	)
	D.	Borrowing Base				$
4.	Borrowing Base Availability
	A.	Borrowing Base				$
	B.	Less: Principal amount outstanding under the Agreement		$(	)
	C.	Borrowing Base Availability				$
5.	Available Commitment
	A.	Total Commitments				$110,000,000
	B.	Less:
		(i)	Principal amount outstanding under the Agreement	$(	)
		(ii)	aggregate amount of all issued and outstanding Letters of Credit	$(	)
	C.	Available Commitment				$
6.	Availability
	A.	Borrowing Base Availability				$
	B.	Available Commitment				$
	C.	Lesser of A or B				$

1

        I hereby certify that, to the best of my knowledge after appropriate inquiry, the foregoing is true and correct as of the last day of the month indicated.

HAGGAR CLOTHING CO.
By:
Name
Title:

2

EXHIBIT B
to
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

NOTE

AMENDED AND RESTATED NOTE

$	, 200

        FOR VALUE RECEIVED, Haggar Clothing Co., a Nevada corporation (the "Company"), promises to pay to the order of                         (the "Bank"), in accordance with the terms and provisions of that certain Second Amended and Restated Credit Agreement dated as of June 13, 2002, executed by and among the Company, Haggar Corp., JPMorgan Chase Bank, individually and as the Agent, and the other Banks named therein (as amended, supplemented or otherwise modified from time to time, the "Agreement"), the principal sum of                        ($            ) or the aggregate unpaid principal amount of all Advances made by the Bank to the Company, whichever is less, in immediately available funds at the main office of the Agent, together with interest on the outstanding principal amount hereof at the rates and on the dates set forth in the Agreement. The Company shall pay each Advance in full on the dates set forth in the Agreement. All payments hereunder shall be made by the Company without setoff, counterclaim or deduction of any kind.

        This Note has been executed and delivered pursuant to, and shall be governed by, the terms and provisions of the Agreement. Each capitalized term used herein and not otherwise defined herein shall have the same meaning attributed to such term in the Agreement.

        If any Default described in the Agreement shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable without notice or demand in the manner and with the effect provided in the Agreement.

        THIS WRITTEN NOTE, TOGETHER WITH THE AGREEMENT AND THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE COMPANY AND THE BANK AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENT OF THE COMPANY AND THE BANK. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE COMPANY AND THE BANK.

        This Note evidences indebtedness previously evidenced by certain of the Notes issued under the Prior Agreement (the "Prior Notes"). That indebtedness is not satisfied or extinguished but is continued under the terms of the Note. To the extent this Note evidences indebtedness previously evidenced by the Prior Notes, this Note amends and restates the Prior Notes in their respective entirety to such extent.

HAGGAR CLOTHING CO., a Nevada corporation
By:
J. M. Haggar, III Chief Executive Officer

EXHIBIT C
to
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

        As of the date indicated below, the undersigned hereby certifies that (i) no Default or Unmatured Default (as defined in the Credit Agreement) has occurred and is continuing under that certain Second Amended and Restated Credit Agreement (as amended, the "Credit Agreement") among Haggar Clothing Co., Haggar Corp., JPMorgan Chase Bank and the Banks listed therein, (ii) the value of all Inventory (as defined in the Credit Agreement) as reflected in the Company's financial statements does not exceed its net realizable value and (iii) the information contained on the Annex hereto is true, correct and complete.

HAGGAR CLOTHING CO.

By:
Name:
Title:
Dated:

ANNEX A TO COMPLIANCE CERTIFICATE

Summary

Requirement	Required Level		Current Status		Compliance
Fixed Charge (detail on Annex B)		1.25 to 1.00		to 1.00	Yes	No
Funded Debt Ratio (detail on Annex C)		3.00 to 1.00		to 1.00	Yes	No
Net Worth Company Group:			$
10% of the Net Worth of the Company Group			$
Net Worth attributable to non-guarantor subsidiaries (not to exceed 10% of the Net Worth of the Company Group)			$		Yes	No
(a) $123,800,000;	$
(b)
Plus 50% of the cumulative net income of the Company Group, on a consolidated basis for each fiscal quarter to have completely elapsed since March 31, 2002 (with no reduction for negative quarters); and	$
(c) Plus (66 2/3%) of the net proceeds from any registered public offering of the capital stock of Haggar or the Company (if any).	$
(d) Required Tangible Net Worth of the Company:	$
Sum of (a),(b) and (c)	$				Yes	No
Net Worth Company		$24,400,000	$		Yes	No
Inventory Turns (detail on Annex D)		2.0			Yes	No
Actual Capital Expenditures for current fiscal year (not to exceed 10% of the Net Worth of the Company Group as set forth above).	$		$		Yes	No

ANNEX B TO COMPLIANCE CERTIFICATE

HAGGAR CORP.
FIXED CHARGE RATIO
12 MONTHS ENDED                  , 200
($000'S)

		Qtr.	Qtr.	Qtr.	Qtr.	12 Months Ended
Net Income
-	Gains + Losses Cap assets Extr Event
+	Depreciation and Amortization
+	Interest Expense
+	Taxes (exclusive of the tax effects relating to the closing of the Edinburg facility, the operations in Japan, and the Weslaco facility)
+	Japan, Edinburg and Weslaco Charges (not to exceed $14,915,000 after tax or $21,800,000 before tax) or minus the reversal thereof
Total = Operating Cash Flow
-	Taxes (exclusive of the tax effects relating to the closing of the Edinburg facility, the operations in Japan and the Weslaco facility)

Total Operating Cash Flow minus tax		$	$	$	$	$

Interest Expense
Req. Principal Payments
Cash Dividends
Maintenance Capital Expenditure ($2,000,000)

Total Fixed Charges		$	$	$	$	$

Fixed Charge Ratio

Fixed Charges/Cash Flow							to 1.0

ANNEX C TO COMPLIANCE CERTIFICATE

HAGGAR CORP.
FUNDED DEBT RATIO
12 MONTHS ENDED
($000'S)

Funded Debt
Revolver	$
Industrial Revenue Bonds +	$
other notes	$
other long term indebtedness	$
indebtedness secured by Liens	$
Capital Lease Obligations (excluding Guarantees and Indebtedness under Swap Agreements)	$
Subtotal		$
Other short term indebtedness (excluding Guarantees and Indebtedness under Swap Agreements)	$
Total Funded Indebtedness	$	$
Operating Cash Flow (detail on Annex b)	$
Funded Debt/Operating Cash Flow			to 1.00

ANNEX D TO COMPLIANCE CERTIFICATE

HAGGAR CORP.
INVENTORY TURNS ANALYSIS
($000'S)

PRIOR 12 MONTHS' COST OF SALES
3rd Prior Quarter
$
$
$

Total	$
2nd Prior Quarter
$
$
$

Total	$
Prior Quarter
$
$
$

Total	$
Current Quarter
$
$
$

Total	$

Total 12 Months Cost of Sales	$

Current Cost of Inventory, , 200
Total 12 Months Cost of Sales/Current Inventory Level		to 1.0

ANNEX E TO COMPLIANCE CERTIFICATE

STANDBY
LETTERS OF CREDIT OUTSTANDING
                            , 200

ISSUER	LC#	Maturity	Amount
$
$
		Total	$

ANNEX F TO COMPLIANCE CERTIFICATE

PERMITTED INDEBTEDNESS

Compliance
(a)	Commercial Letters of Credit ($45,000,000 permitted)	$	Yes	No
(b)	Standby Letters of Credit (other than those issued by the Agent) ($2,000,000 permitted)	$	Yes	No
(c)	Share Repurchase Obligations Severance ($2,500,000 permitted) $10,000,000 total permitted	$	Yes	No
(d)	Other Indebtedness (permitted: $20,000,000)	$	Yes	No
(e)	Intercompany Indebtedness (no limit on amount)	$			N/A
(f)	Accounts payable to officers, directors (no limit on amount)	$			N/A
(g)	Guarantees (no limit on amount)	$
(h)	Guarantees (Haggar Direct less than one years rental) (no limit on amount)	$
(i)	Guarantees (Haggar Direct exceeding one years rental) not to exceed $6,000,000 in the aggregate	$	Yes	No
(j)	Additional senior unsecured promissory notes with maturities after the Termination Date ($35,000,000 permitted)	$	Yes	No

QuickLinks

  Exhibit 10(a)
Table of Contents
INDEX TO SCHEDULES AND EXHIBITS
SCHEDULES
EXHIBITS
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
RECITALS
ARTICLE 1. DEFINITIONS
ARTICLE 2. THE CREDITS
ARTICLE 3. CHANGE IN CIRCUMSTANCES; INDEMNIFICATION
ARTICLE 4. CONDITIONS PRECEDENT
ARTICLE 5. REPRESENTATIONS AND WARRANTIES
ARTICLE 6. AFFIRMATIVE COVENANTS
ARTICLE 7. NEGATIVE COVENANTS
ARTICLE 8. DEFAULTS
ARTICLE 9. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
ARTICLE 10. GENERAL PROVISIONS
ARTICLE 11 THE AGENT
ARTICLE 12. RATABLE PAYMENTS
ARTICLE 13. NOTICES
ARTICLE 14. COUNTERPARTS
ARTICLE 15. AMENDMENT AND RESTATEMENT
Consent of Domestic Subsidiaries
INDEX TO SCHEDULES AND EXHIBITS
SCHEDULE 1 to SECOND AMENDED AND RESTATED CREDIT AGREEMENT
CURRENT MEMBERS OF THE BOARDS OF DIRECTORS OF HAGGAR AND THE COMPANY
SCHEDULE 2 to SECOND AMENDED AND RESTATED CREDIT AGREEMENT
STANDBY LETTERS OF CREDIT OUTSTANDING As of March 31, 2002
SCHEDULE 3 to SECOND AMENDED AND RESTATED CREDIT AGREEMENT SUBSIDIARIES
SCHEDULE 4 to SECOND AMENDED AND RESTATED CREDIT AGREEMENT COMMITMENTS
SCHEDULE 5 to SECOND AMENDED AND RESTATED CREDIT AGREEMENT ADDRESSES FOR NOTICES
SCHEDULE 6 to SECOND AMENDED AND RESTATED CREDIT AGREEMENT
EXHIBIT A to SECOND AMENDED AND RESTATED CREDIT AGREEMENT
BORROWING BASE CERTIFICATE
BORROWING BASE CERTIFICATE (for the month ending or as of )
  HAGGAR CLOTHING CO.
EXHIBIT B to SECOND AMENDED AND RESTATED CREDIT AGREEMENT
AMENDED AND RESTATED NOTE
EXHIBIT C to SECOND AMENDED AND RESTATED CREDIT AGREEMENT COMPLIANCE CERTIFICATE
COMPLIANCE CERTIFICATE
ANNEX A TO COMPLIANCE CERTIFICATE
Summary
ANNEX B TO COMPLIANCE CERTIFICATE
ANNEX C TO COMPLIANCE CERTIFICATE
HAGGAR CORP. FUNDED DEBT RATIO 12 MONTHS ENDED ($000'S)
ANNEX D TO COMPLIANCE CERTIFICATE
HAGGAR CORP. INVENTORY TURNS ANALYSIS ($000'S)
ANNEX E TO COMPLIANCE CERTIFICATE
STANDBY LETTERS OF CREDIT OUTSTANDING ,200
ANNEX F TO COMPLIANCE CERTIFICATE
PERMITTED INDEBTEDNESS